EXHIBIT 2.1

EXECUTION VERSION

PURCHASE AND ASSUMPTION AGREEMENT

by and between

BANCO POPULAR NORTH AMERICA

AND

BANC OF CALIFORNIA, NATIONAL ASSOCIATION

APRIL 22, 2014

SC1:3625828.11

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1	Definitions	1
Section 1.2	Interpretation	16

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1	Purchase and Sale of Transferred Operations	17
Section 2.2	Assumption of Liabilities	21
Section 2.3	Sale and Transfer of Servicing	23

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

Section 3.1	Closing Statement and Closing Payment	23
Section 3.2	Final Closing Statement, Allocation of Fees and Expenses, and Post-Closing Adjustment	24
Section 3.3	Allocation of Purchase Price	26

ARTICLE IV

THE CLOSING

Section 4.1	Closing Time and Place	27
Section 4.2	Closing Documents	27
Section 4.3	Delivery of Transferred Assets	28
Section 4.4	Withholding	29

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1	Organization	29
Section 5.2	Authority; Capacity	29
Section 5.3	Consents and Approvals	30
Section 5.4	No Breaches; Defaults	30
Section 5.5	Compliance with Law	30
Section 5.6	Regulatory Matters	31
Section 5.7	Litigation and Related Matters	31

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Section 5.8	Operations	31
Section 5.9	Real Property Leases	32
Section 5.10	Owned Real Property; Personal Property	32
Section 5.11	Assumed Deposits	33
Section 5.12	Transferred Loans	33
Section 5.13	Assumed Contracts	35
Section 5.14	Necessary Permits	35
Section 5.15	Title to Assets	35
Section 5.16	Records	35
Section 5.17	Business Employees and Benefits	36
Section 5.18	Labor Contracts and Relations	37
Section 5.19	Environmental Matters	37
Section 5.20	Taxes	38
Section 5.21	No Brokers or Finders	38
Section 5.22	Available Funds	38
Section 5.23	Insurance Coverage	38
Section 5.24	Limitations on and Disclaimer of Representations and Warranties	39

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Organization	39
Section 6.2	Authority; Capacity	40
Section 6.3	Consents and Approvals	40
Section 6.4	No Breaches; Defaults	41
Section 6.5	Compliance with Laws and Regulations	41
Section 6.6	Litigation and Related Matters	41
Section 6.7	Financing	42
Section 6.8	Reserved	42
Section 6.9	No Brokers or Finders	42
Section 6.10	Limitations on Representations and Warranties	42

ARTICLE VII

COVENANTS

Section 7.1	Conduct of the Transferred Operations Prior to the Closing	42
Section 7.2	Access to Properties and Records Relating to the Transferred Operations	45
Section 7.3	Efforts; Regulatory Filings and Other Actions	47
Section 7.4	Further Assurances	49
Section 7.5	Confidentiality	50
Section 7.6	Publicity; Notices	51
Section 7.7	Updated Schedules; Opt Out Loans and Opt Out Deposits	52
Section 7.8	Consents and Restricted Assignments	54
Section 7.9	UCC-1 Assignment, Letters of Credit and Other Documents	56
Section 7.10	Transition Coordinators; Cooperation with Transition	57

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Section 7.11	Conversion Plan, Data Processing and Related Matters	57
Section 7.12	Seller Intellectual Property	59
Section 7.13	Reserved	60
Section 7.14	Escheat Deposits	60
Section 7.15	Wrong Pocket Assets	60
Section 7.16	Noncompetition	60
Section 7.17	Financing	61
Section 7.18	Debit Card Rewards Program	63
Section 7.19	ENSI Agreement	63

ARTICLE VIII

EMPLOYMENT AND BENEFIT MATTERS

Section 8.1	Transferred Operations Employees	64

ARTICLE IX

TAX MATTERS

Section 9.1	Tax Indemnification	66
Section 9.2	Cooperation	67
Section 9.3	Contest Provisions	68
Section 9.4	Transfer Taxes	68
Section 9.5	Coordination	68
Section 9.6	Tax Treatment of Payments	69
Section 9.7	Limitations and Survival	69
Section 9.8	No Double Recovery	69

ARTICLE X

CLOSING CONDITIONS

Section 10.1	Conditions to Obligations of Each Party to Close	69
Section 10.2	Conditions to Obligation of Seller to Close	69
Section 10.3	Conditions to Obligation of Purchaser to Close	70
Section 10.4	Frustration of Closing Conditions	71

ARTICLE XI
TERMINATION

Section 11.1	Termination	71
Section 11.2	Termination Fee	72
Section 11.3	Effect of Termination	73

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ARTICLE XII

SURVIVAL; INDEMNIFICATION

Section 12.1	Survival	73
Section 12.2	Indemnification by Seller	73
Section 12.3	Indemnification by Purchaser	74
Section 12.4	Third-Party Claim Indemnification Procedures	75
Section 12.5	Direct Claims	77
Section 12.6	Adjustments to Losses	77
Section 12.7	Reimbursement	77
Section 12.8	Payments	78
Section 12.9	Consequential Damages	78
Section 12.10	Remedies Exclusive	78

ARTICLE XIII

MISCELLANEOUS

Section 13.1	Entire Agreement; Amendment	78
Section 13.2	Reserved	79
Section 13.3	Binding Effect; Assignment; No Third-Party Beneficiaries	79
Section 13.4	Specific Performance	79
Section 13.5	Counterparts	79
Section 13.6	Notices	79
Section 13.7	Provisions Separable	80
Section 13.8	Expenses	81
Section 13.9	Reserved	81
Section 13.10	Waivers, Delays or Omissions	81
Section 13.11	Waiver of Jury Trial	81
Section 13.12	Governing Law; Consent to Jurisdiction	81

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SC1:3625828.11

SCHEDULES AND EXHIBITS

Schedules

Seller Disclosure Schedules

Purchaser Disclosure Schedules

Exhibits

Exhibit 3.1(a)	Form of Closing Statement
Exhibit 3.1(b)	Estimated Closing Statement as of March 31, 2014
Exhibit 4.2(a)(4)	Form of Bill of Sale
Exhibit 4.2(a)(5)	Form of Assignment and Assumption Agreement

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SC1:3625828.11

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of April 22, 2014, is between Banco Popular North America, a commercial bank organized under the laws of the State of New York with its principal office at 11 West 51 Street, New York, New York 10019 (“Seller”), and Banc of California, National Association, a national banking association with its principal office at 18500 Von Karman Ave., Suite 1100, Irvine, California 92612 (“Purchaser”).  Seller and Purchaser are from time to time referred to collectively as the “Parties,” or each individually as a “Party.”

RECITALS

WHEREAS, Seller desires to sell, and Purchaser desires to acquire from Seller, certain of Seller’s assets in accordance with the terms and provisions of this Agreement; and

WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to assume from Seller, certain of Seller’s Liabilities in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions.  For purposes of this Agreement, the Parties covenant and agree to the following definitions and other terms:

“Acceptable Financing” has the meaning specified in Section 7.17.

“Accrued Interest and Fees” means, as of any date, (i) with respect to the Assumed Deposits, the interest, dividends, fees, costs, and other charges (whether billed or unbilled) that have been accrued to and including such date but not yet paid, credited or charged to the Assumed Deposits; and (ii) with respect to the Transferred Assets, the interest, dividends, fees, premiums, costs, and other charges (whether billed or unbilled) that have been accrued to and including such date but not yet paid, credited or charged to the Transferred Assets, in each case as reflected on Seller’s books and records maintained in the ordinary course of business of Seller in accordance with the internal controls and procedures of Seller, consistently applied.

“Adjustment Payment Date” has the meaning specified in Section 3.2(d).

“Affiliate” has the meaning set forth in 12 U.S.C. § 1841(k).

“Agreement” means this Purchase and Assumption Agreement, including the Schedules and Exhibits hereto, as may be amended and/or restated from time to time.

“Allocation Statement” has the meaning specified in Section 3.3(a).

“Applicable Law” means any federal, state, local, domestic or foreign law, including common law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by, or any formal interpretive letter issued by, a Governmental Entity.

“Assignment and Assumption Agreement” has the meaning specified in Section 4.2(a)(5).

“Assumed Agreements” has the meaning specified in Section 2.1(a)(9).

“Assumed Contracts” has the meaning specified in Section 2.1(a)(9).

“Assumed Deposits” means deposits (as defined in 12 U.S.C. § 1813(l)) that are held by Seller at the Branches in connection with the Transferred Operations, including demand deposits, savings accounts, money market deposit accounts, mutual fund and reserve fund sweep accounts, negotiable order of withdrawal accounts, certificates of deposit, deposits acquired through the telephone and, subject to Section 7.8, IRA and Keogh accounts (including any debit accounts related to such IRA and Keogh accounts), in each case, that are listed on Schedule 1.1(a) (as updated pursuant to Section 7.7), with such schedule specifying the identity of the accountholder, the balance in each account as of March 31, 2014 and the type of account for each Assumed Deposit.  For the avoidance of doubt, as of the Closing Date, no Excluded Deposits are included in the Assumed Deposits.

“Assumed Letters of Credit” has the meaning specified in Section 2.1(a)(8).

“Assumed Liabilities” has the meaning specified in Section 2.2(a).

“ATM” means an automated teller machine.

“Banking Customers” means, individually and collectively, (i) the Persons named as the owners of the deposit accounts in the applicable Branch’s books and records relating to the Assumed Deposits, (ii) the primary obligors under the Transferred Loans and (iii) other Persons who are customers of the Transferred Operations.

“Banking Receivables” has the meaning specified in Section 2.1(a)(12).

“Bill of Sale” has the meaning specified in Section 4.2(a)(4).

“Book Value” means the book value as designated in Seller’s books and records, determined in accordance with GAAP consistently applied; provided, however, that “Book Value” shall not include federal, state, local, or foreign income tax assets or tax Liabilities.

“Branches” means the banking offices, including any related drive-thru teller facilities, of Seller, and, if applicable, offices used by Seller for other lines of business, listed on Schedule 1.1(b), and “Branch” refers to each such Branch or any one of the Branches.

“Burdensome Condition” has the meaning specified in Section 7.3(d).

“Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York State are authorized or required by Applicable Law or other governmental action to be closed.

“Business Employees” means, as of any particular date:  (i) the persons actively employed as of such date by Seller principally in connection with the Transferred Operations; and (ii) the persons employed as of such date by Seller principally in connection with the Transferred Operations who are absent from work on account of vacation, jury duty, funeral leave, personal day, sickness, short- or long-term disability, workers’ compensation leave, military leave, leave under the Family Medical Leave Act or other approved leave of absence or for whom an obligation to return to employment exists under a contractual obligation or Applicable Law, in the case of each of clauses (i) and (ii), who are listed on Schedule 5.17(a).

“Business Material” has the meaning specified in Section 7.12(a).

“Business Premises” means, as applicable, the Transferred Real Property and/or the real property subject to a Real Property Lease.

“Cap” has the meaning specified in Section 12.2(b).

“Capital Action” has the meaning specified in Section 7.3(b).

“Cash on Hand” has the meaning specified in Section 2.1(a)(11).

“Claim Notice” has the meaning specified in Section 12.4(a).

“Closing” has the meaning specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Closing Payment” has the meaning specified in Section 3.1(b).

“Closing Premium” has the meaning specified in Section 3.1(b)(2).

“Closing Statement” has the meaning specified in Section 3.1(a).

“Code” means the Internal Revenue Code of 1986.

“Comparable Job Offer” means an offer of employment with Purchaser or an Affiliate of Purchaser that sets forth the following terms of employment from the Closing Date through at least the end of the calendar year in which the Closing Date occurs:  (i) a position requiring substantially comparable skills and abilities as the employee’s position immediately prior to the Closing Date; (ii) annual total compensation that is substantially similar to that provided to similarly situated employees of Purchaser; (iii) benefits that are no less favorable, in the aggregate, than those provided to similarly situated employees of Purchaser; (iv) a work location not more than thirty-five (35) miles from such employee’s work location immediately prior to the Closing Date; and (v) a work status (full- or part-time) that is not changed from that in effect immediately prior to the Closing Date.

“Competitive Activities” has the meaning specified in Section 7.16(a).

“Confidential Information” has the meaning specified in Section 7.5(a).

“Confidentiality Agreement” means the confidentiality agreement, dated as of February 10, 2014, between Purchaser and Seller.

“Contract” means any written agreement, contract, arrangement, bond note, commitment, franchise, indemnity, indenture, instrument, lease or license, together with any exhibits, schedules or documents executed or delivered in connection therewith and any modifications, amendments, restatements or other supplements thereto.

“Controlled Group Liability” means any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 or 4971 of the Code, or (iv) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Controlling Party” has the meaning specified in Section 9.3.

“Conversion” means the conversion of the processing, reporting, payment and other systems associated with the Transferred Operations from the systems of Seller to the systems of Purchaser.

“Conversion Plan” has the meaning specified in Section 7.11(c)(1).

“Conversion Project Manager” has the meaning specified in Section 7.11(a).

“CRA” means the Community Reinvestment Act of 1977.

“Credit Card Business” means the Seller’s business of issuing credit cards (including general purpose, small business and commercial credit cards), and originating and servicing credit card loans, to Seller’s customers, including the accounts and receivables related to such credit cards and all deposit accounts that collateralize credit card loans.  For the avoidance of doubt, debit cards held by Banking Customers are not included in the Credit Card Business.

“Credit Documents” means all documents evidencing or securing a Loan or Assumed Letters of Credit to which Seller has a right or interest, including all original and subsequently modified notes, reimbursement agreements, security agreements, deeds of trust, mortgages, loan agreements, commitment letters, intercreditor agreements, participation agreements and corresponding reports, certifications and disclosures required by Applicable Law, guarantees, sureties and insurance policies (including title insurance policies), applications and credit information, financial statements and other financial information, Federal tax returns, insurance information, signature cards, original and subsequent credit approval memoranda, original and most recent full appraisals and secondary review appraisals where collateral includes real property, all information on obligors and borrowers and guarantors, taxpayer identification number certifications and records relating thereto, all other credit, legal, financial and collateral documentation consistent with Seller’s internal policies and procedures, and all modifications, waivers and consents relating to any of the foregoing.

“Credit Losses” means (i) any losses directly resulting from a default of an Obligor under any Transferred Loan after the Closing, (ii) any partial or full charge off (calculated as the difference between the realizable value of the collateral and sources of repayment of the Transferred Loan and the book value of the Transferred Loan) of such Transferred Loan and (iii) any impairment, reserve or provision for such Transferred Loan but only to the extent relating to the nonperforming or nonaccrual status or other creditworthiness of such Transferred Loan, consistent, in the case of clauses (ii) and (iii), with general industry standards and the way that Purchaser historically calculates such charge offs, impairments, reserves and provisions for comparable Loans.

“de minimis loss” has the meaning specified in Section 12.2(b).

“Debit Card Rewards Program” means the program associated with the accounts of certain Banking Customers whose debit cards include Enhancements, among other benefits.

“Debit Card Rewards Program Liability” means any Liabilities arising from Enhancements associated with the Transferred Debit Card Rewards Program Accounts.

“Deductible” has the meaning specified in Section 12.2(b).

“Designated Footprint” means the Los Angeles metropolitan statistical area.

“Direct Banking Business” means the business conducted by Seller or its Affiliates of providing banking related services through the telephone or the Internet or other electronic media, including Internet-only checking accounts, savings accounts, loans and certificates of deposit, in each case that are not booked at the Branches.

“Direct Claim” has the meaning specified in Section 12.5.

“Disclosure Schedule” means, with respect to Purchaser, a schedule delivered by it to Seller, and, with respect to Seller, a schedule delivered by it to Purchaser , in each case, on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing Party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, as the case may be; provided, further, that an item disclosed by any Party in such Party’s Disclosure Schedule shall be deemed to be a disclosure against any other representation, warranty or covenant of such Party in this Agreement to the extent that the relevance of such disclosure is reasonably apparent on the face of such disclosure in such Party’s Disclosure Schedule.

“Effective Time” has the meaning specified in Section 4.1.

“Employee Plans” has the meaning specified in Section 5.17(b).

“Enhancements” means all benefits, enhancements, features, offers, point programs, promotional rate programs, balance transfer programs, introductory rate programs, reward programs, rebate programs, fee-based programs and other similar services provided to Banking Customers who hold certain debit cards issued by Seller.

“ENSI Agreement” means that certain Financial Services Agreement, effective as of November 12, 2009, between Seller, Essex National Securities, LLC and the other parties thereto, as it may have been amended or modified from time to time.

“Environment” means any soil, surface waters, wetlands, groundwaters, sediments, surface or subsurface strata, ambient air and any other environmental medium.

“Environmental Law” means any law, statute, regulation, rule, ordinance, by-law, order or other binding decision of any Governmental Entity regarding the protection of the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escheat Deposits” means, as of any date, deposits (as defined in 12 U.S.C. § 1813(l)) and safe deposit box contents, in each case held on such date at the Branches, that have become subject to escheat to any Governmental Entity pursuant to applicable escheat or unclaimed property laws.

“Excluded Assets” has the meaning specified in Section 2.1(b).

“Excluded Books and Records” means any and all books, records and other data of Seller or any of its Affiliates that are not Transferred Books and Records.

“Excluded Contracts” means any and all Contracts of Seller or its Affiliates that are not Assumed Contracts, including the ENSI Agreement and all contracts that apply primarily to operations of Seller or its Affiliates other than the Transferred Operations and all data processing Contracts, regardless of scope.

“Excluded Deposits” means any and all deposits of Seller or its Affiliates that are not Assumed Deposits, including:  (i) any deposits of any of Seller’s Affiliates booked at the Branches; (ii) any deposits relating to or arising from (A) the Healthcare Business, (B) the Credit Card Business, (C) the Popular Association Banking Business, in each of (A) through (C), including deposits booked at the Branches, or (D) the Direct Banking Business; (iii) any deposits that become Excluded Deposits pursuant to Section 7.8; (iv) any deposits of Retained Employees; (v) the deposits listed on Schedule 1.1(c) (as updated pursuant to Section 7.7); (vi) Escheat Deposits as of and prior to the Closing Date; (vii) the Opt Out Deposits; (viii) structured or brokered deposits; or (ix) any deposits coded as “dormant deposits” unless Purchaser notifies Seller in writing within sixty (60) days following the date hereof that Purchaser desires to assume such deposits.

“Excluded Liabilities” has the meaning specified in Section 2.2(b).

“Excluded Loans” means (i) any loans primarily related to the Credit Card Business and loans made by Seller to any of its Affiliates or by any Affiliate of Seller to Seller, (ii) any Nonperforming Loans, (iii) any other real estate owned (OREO) and related improvements and fixtures, together with all assignable real property rights, benefits and appurtenances pertaining thereto, (iv) any consumer Loans, other than home equity lines of credit, (v) any home equity lines of credit where the combined (inclusive of all liens) loan-to-value (LTV) exceeds eighty percent (80%) based on a customary and reasonably current appraisal or other valuation or for which the applicable Obligor’s ability to draw has been frozen, (vi) any Loans on non-accrual status, and (vii) any Opt Out Loans and any Risk Loans.

“Excluded Taxes” means (a) any Taxes of, or required to be paid by, Seller or any of its Affiliates for any period (including any Taxes relating to the Retained Business for any period), (b) any Taxes (other than Transfer Taxes) relating to the Transferred Operations, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Period, other than any Liability for Taxes resulting from transactions or actions taken by Purchaser on the Closing Date after the Closing, and (c) any Transfer Taxes for which Seller is responsible under Section 9.4.

“FDI Act” means the Federal Deposit Insurance Act.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that if such day is not a Business Day or the Federal Funds Rate is not so published for any day, the Federal Funds Rate for such day shall be such rate on such transactions on the next Business Day as so published on the next succeeding Business Day.

“Final Allocation” has the meaning specified in Section 3.3(a).

“Final Closing Statement” has the meaning specified in Section 3.2(a).

“Final Premium” has the meaning specified in Section 3.2(a)(2).

“Final Schedules” has the meaning specified in Section 7.7(b).

“Financing” has the meaning specified in Section 7.17(a).

“FINRA” means the Financial Industry Regulatory Authority.

“Fundamental Representations” has the meaning specified Section 12.1.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or self-regulatory organization, including FINRA, the National Futures Association, the Chicago Board of Trade, the NASDAQ Stock Market, any national securities exchange (as defined in the Securities Exchange Act of 1934), any other securities exchange, futures exchange, contract market, and any other exchange or corporation or similar self-regulatory body or organization.

“Hazardous Material” means any pollutant, contaminant, hazardous substance, hazardous material or hazardous waste as defined under any Environmental Law.

“Healthcare Business” means the national banking platform of Seller that is principally focused upon the business of providing loans, depository products, cash management services and other banking products and services to the healthcare industry, including, but not limited to, owners, operators and licensees of nursing facilities, medical offices, hospitals, senior housing facilities, rehabilitation centers and any such other facilities that provide healthcare services of any kind or nature.

“Incident” has the meaning specified in Section 7.5(b).

“Indemnified Parties” has the meaning specified in Section 12.3(a).

“Indemnifying Party” has the meaning specified in Section 12.4(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, any:  (i) Trademarks; (ii) inventions and discoveries, whether patentable or not, and all patents and applications therefor, including provisional applications, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, and customer and supplier lists; (iv) copyrights (including copyrights in computer software, Internet websites and databases) and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights.

“IRA” means an account created by a trust for the benefit of an individual or his or her beneficiary and that complies with the provisions of Section 408 or 408A of the Code.

“IT Systems” has the meaning specified in Section 2.1(b)(5).

“Keogh” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401(c) of the Code.

“Knowledge” means (i) with respect to Purchaser, the actual knowledge, after reasonable inquiry, of the officers of Purchaser listed on Schedule 1.1(d) and (ii) with respect to Seller, the actual knowledge, after reasonable inquiry, of the officers of Seller listed on Schedule 1.1(e).

“Landlord Consent” means the consent (or waiver) of a landlord under a Real Property Lease, as shall be required pursuant to the terms of such Real Property Lease to assign or sublease the subject Business Premises to Purchaser or its designated Subsidiary.

“Letter of Credit” means any letter of credit, including any standby letter of credit, issued by Seller in connection with the Transferred Operations.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing; provided, however, that no Lien shall be deemed to be created by this Agreement.

“Loans” means all loans or other extensions of credit, including loans that have been partially or fully charged off, interests in loan participations and assignments, customer

Liabilities on bankers acceptances, as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit, overdraft lines of credit and courtesy extensions or similar arrangements, and including short-term municipal investments (such as bond anticipation notes and revenue anticipation notes)).

“Losses” has the meaning specified in Section 12.2(a).

“Material Adverse Effect” means any event, circumstance, development, occurrence, change in or effect that, individually or in the aggregate, is materially adverse to, or would reasonably be expected to have a materially adverse effect on, (A) the ability of Seller to perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby and thereby or (B) the business, assets, operations, results of operations or financial condition of the Transferred Operations, taken as a whole; provided, however, that for purposes of clause (B) only, “Material Adverse Effect” shall not include any event, circumstance, development, occurrence, change in or effect to the extent directly or indirectly arising out of or attributable to (i) changes after the date of this Agreement in general economic, legal, regulatory or political conditions (including the outbreak or escalation of hostilities or acts of terrorism to the extent not directly impacting Transferred Assets or facilities or systems of the Transferred Operations); (ii) changes after the date of this Agreement in general financial, securities, credit or capital market conditions, including changes generally prevailing in interest rates; (iii) changes after the date of this Agreement in general industry conditions affecting financial institutions, including banks; (iv) changes in Applicable Law, GAAP or regulatory accounting principles, or authoritative interpretations thereof, after the date of this Agreement; (v) any failure in and of itself to meet internal or published projections, forecasts, revenue or earning predictions for any period (but excluding the underlying causes thereof, subject to the other provisions of this definition); and (vi) any action or omission required to be taken or omitted to be taken or contemplated pursuant to the express terms of this Agreement or any change or circumstance (including any loss of business, accounts, employees, clients, customers or other business relationships) to the extent resulting from the public announcement or execution of this Agreement or the transactions contemplated hereby; provided that in the case of clauses (i) through (iv), only to the extent that such items do not have a disproportionate adverse effect on the Transferred Operations, Transferred Assets, the Branches or the Assumed Liabilities, taken as a whole, as compared with other industry participants.

“Necessary Permits” has the meaning specified in Section 5.14.

“Non-Controlling Party” has the meaning specified in Section 9.3.

“Nonperforming Loan” means, as of the Effective Time, any Loan with respect to which (i) any principal or interest on such Loan shall be due and unpaid by the obligor thereunder for sixty (60) days or more prior to the Closing Date, (ii) an obligor has filed or has had filed against such obligor proceedings in bankruptcy, trusteeship or receivership, (iii) the Loan is subject to a pending legal proceeding related to an obligor’s inability or refusal to pay such Loan, (iv) the Loan has been completely charged off and (iv) the balance is no longer owed by the obligor whether or not as a result of a settlement agreement between the obligor and Seller.

“Notice Period” has the meaning specified in Section 12.4(a).

“Nonpublic Personal Information” has the meaning specified in Section 7.5(b).

“Obligor” has the meaning specified in Section 5.12(a).

“Opt Out Cap” has the meaning specified in Section 7.7(d).

“Opt Out Deposits” has the meaning specified in Section 7.7(e).

“Opt Out Loans” has the meaning specified in Section 7.7(d).

“Outside Date” means October 31, 2014; provided that if on the Outside Date all conditions to closing contained in Article X that are capable of being completed prior to the Closing Date, other than the receipt of the Regulatory Approvals, have been satisfied or waived, Seller or Purchaser may upon written notice to the other Party on or before October 31, 2014, automatically extend the Outside Date to January 31, 2015.  If Seller or Purchaser elects to extend the Outside Date in accordance with the immediately preceding sentence, all references in this Agreement to the “Outside Date” will be to the Outside Date as extended.

“Parties” and “Party” each have the meaning specified in the Preamble.

“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or which, although delinquent, can be paid without penalty or are being contested in good faith by appropriate proceedings and, in each case, for which adequate provision has been made on Seller’s books and records; (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar liens arising in the ordinary course which secure payment of obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate provision has been made on Seller’s books and records; (iii) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property so long as the existence of such lease or other financing arrangement has been Previously Disclosed and for which adequate provision has been made on Seller’s books and records; (iv) in the case of real property, zoning, building, subdivision, environmental regulations, entitlement or other land use regulations, none of which materially and adversely affects the use of the Transferred Real Property as a commercial bank branch office; (v) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions, including any other similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing, none of which materially and adversely affects the use of the Transferred Real Property as a commercial bank branch office; (vi) any conditions that may be shown by a current survey or physical inspection, none of which materially and adversely affects the use of the Transferred Real Property as a commercial bank branch office; (vii) written leases, subleases, licenses, or occupancy agreements pursuant to which third parties, unrelated to Seller or its Affiliates, occupy a portion of the applicable real property encumbered or affected thereby, which are set forth on Schedule 1.1(i); and (viii) any other Liens affecting the Transferred Assets that do not impede the ownership, operation or value of such Transferred Assets, taken as a whole, in any material respect.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Property Leases” has the meaning specified in Section 2.1(a)(4).

“Popular Association Banking Business” means the national banking platform of Seller operating as “Popular Association Banking” that is principally focused upon the business of providing loans, depository products, cash management services and other banking products and services to condominium associations, home owners associations and similar Persons located anywhere within the United States.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on (and including) or ending prior to the Closing Date.

“Prepaid Expenses” has the meaning specified in Section 2.1(a)(13).

“Previously Disclosed” means that the existence of a fact or condition was disclosed by any Party on the corresponding section of a Disclosure Schedule.

“Purchase Price” has the meaning specified in Section 3.2(a).

“Purchaser” has the meaning specified in the Preamble.

“Purchaser 401(k) Plan” has the meaning specified in Section 8.1(e).

“Purchaser Indemnified Parties” has the meaning specified in Section 12.2(a).

“Purchaser Objection” has the meaning specified in Section 3.2(c).

“Purchaser Regulatory Approvals” has the meaning specified in Section 6.3(a).

“Purchaser Related Party” has the meaning specified in Section 11.2(b).

“Real Property Leases” has the meaning specified in Section 2.1(a)(2).

“Regulatory Approvals” means, collectively, the Seller Regulatory Approvals and the Purchaser Regulatory Approvals.

“Related Person” means, with respect to a Person, any other Person that is (i) an Affiliate of such Person, (ii) established for the benefit of such Person, or (iii) a member of such Person’s immediate family.

“Release” means any release, migration, seepage, discharge, or disposal into the Environment, including as any of the foregoing may be defined in or pursuant to any Environmental Laws.

“Remedial Action” has the meaning specified in Section 7.3(b).

“Retained Businesses” means the following businesses (wherever conducted, including within the Designated Footprint) and the current and future relationships associated therewith to the extent related to such businesses:  (i) any Excluded Deposits; (ii) centralized back-end and support services (including customer call centers, finance and accounting, market and product development, alternative delivery channels, primary loan operations, loan documentation and loan servicing, consumer lending underwriting and collection, legal, compliance, internal audit, treasury services, credit risk management, technology, compensation and benefits, and the like); (iii) E-LOAN, Inc., a wholly owned subsidiary of Seller, and the businesses it conducts; (iv) the Healthcare Business; (v) Popular Insurance Agency USA, Inc., a wholly owned Subsidiary of Seller, and the businesses it conducts; (vii) the Credit Card Business; (vii) residential mortgages; (viii) home-equity lines of credit originated by third parties and acquired by Seller; (ix) qualified investments under the CRA; (x) the Popular Association Banking Business; (xi) the Direct Banking Business and (xii) the customer accounts related to Seller’s investment program under the ENSI Agreement not associated with the Transferred Operations.  “Retained Businesses” shall also include the business of providing other financial services to customers of such Retained Businesses and their Related Persons.

“Retained Employees” means those employees of Seller that do not become Transferred Operations Employees on the Closing Date.

“Risk Loans” has the meaning specified in Section 7.7(d).

“Safe Deposit Agreements” has the meaning specified in Section 2.1(a)(7).

“Security Deposits” means the aggregate amount of any funds remitted by Seller to a third party and held in escrow as security in connection with any Real Property Lease, Assumed Contract or other transaction listed on Schedule 1.1(f) (as updated pursuant to Section 7.7).

“Seller” has the meaning specified in the Preamble.

“Seller Financial Information” has the meaning specified in Section 7.17(c).

“Seller Indemnified Parties” has the meaning specified in Section 12.3(a).

“Seller Name License” has the meaning specified in Section 7.12(a).

“Seller Names” means the names “Popular,” “Banco Popular,” “Popular Community Bank,” the Banco Popular logo and any Trademark, name or logo related thereto, or employing the word “Popular,” “Banco Popular” or the Banco Popular logo or any derivation, variation, translation or adaptation thereof, and any Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other words, names, logos or trademarks, and whether registered or unregistered, including the items listed on Schedule 2.1(b)(5).

“Seller Related Party” has the meaning specified in Section 11.2(b).

“Seller Regulatory Approvals” has the meaning specified in Section 5.3.

“Signage” means any proprietary display, including a display bearing a Seller Name or the name of Essex National Securities, LLC or any of its Affiliates, used by Seller or its Affiliates or Essex National Securities, LLC or any of its Affiliates at the Branches to identify Seller’s or its Affiliates’ or Essex National Securities, LLC’s or its Affiliates’ place(s) of business or to advertise Seller’s or its Affiliates’ or Essex National Securities, LLC’s or its Affiliates’ products, services or brand.

“Sublease Agreement” has the meaning specified in Section 7.8(b)(1).

“Subsidiary” has the meaning set forth in 12 U.S.C. § 1841(d).

“Survival Period” has the meaning specified in Section 12.1.

“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax or like assessment, together with all interest, penalties and additions imposed with respect to such amounts and including any obligation to indemnify or otherwise assume or succeed to the tax Liability of any other Person.

“Tax Claim” has the meaning specified in Section 9.3.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Fee” has the meaning specified in Section 11.2(a).

“Third-Party Claim” has the meaning specified in Section 12.4(a).

“Trademarks” means trademarks, service marks, certification marks, collective marks, Internet domain names, e-mail addresses, logos, product names and slogans, symbols, trade dress, assumed names, fictitious names, trade names, d/b/a’s, brand names, business names, corporate names and any and every other form of trade identity and other indicia of origin, whether registered or unregistered, all applications and registrations for the foregoing, including all renewals of same, and all goodwill associated therewith and symbolized thereby.

“Transfer Taxes” means all U.S. federal, state and local and all foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed in connection with the transfer of the Transferred Operations as contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Transferred Assets” has the meaning specified in Section 2.1(a).

“Transferred Books and Records” has the meaning specified in Section 2.1(a)(10).

“Transferred Debit Card Rewards Program Accounts” means the accounts of certain Banking Customers whose debit cards include Enhancements, among other benefits, in each case, that are listed on Schedule 1.1(g) (as updated pursuant to Section 7.7).

“Transferred Loans” has the meaning specified in Section 2.1(a)(6).

“Transferred Operations” means the following businesses, in each case as conducted by Seller or any of its Subsidiaries through the Branches, as of the date hereof: (i) the consumer and commercial banking business serving the Designated Footprint (including deposit taking, lending and other banking business conducted in the Branches), including the business relating to the Assumed Deposits and Transferred Loans and (ii) the other business and operations conducted in or through the Branches; provided, however, that the term “Transferred Operations” shall not include any operations primarily related to the Retained Businesses.

“Transferred Operations Employees” has the meaning specified in Section 8.1(a).

“Transferred Overdrafts” means overdrafts (whether specifically extended or courtesy) of the book balance of any Assumed Deposit accounts listed on Schedule 1.1(h) (as updated pursuant to Section 7.7).

“Transferred Personal Property” has the meaning specified in Section 2.1(a)(3).

“Transferred Real Property” has the meaning specified in Section 2.1(a)(1).

“Transition Coordinators” has the meaning specified in Section 7.10.

“Transitional Period” has the meaning specified in Section 7.12(a).

“UCC” means the Uniform Commercial Code, as in effect in New York State or any other applicable state.

“Unreplaced Letters of Credit” has the meaning specified in Section 7.9(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign laws with respect to any event affecting Business Employees.

Section 1.2 Interpretation.  (a)  Unless the context otherwise requires:

(1) references herein to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(2) references to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time;

(3) references to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any Section of any statute or regulation include any successor to such section;

(4) references to any Governmental Entity include any successor to such Governmental Entity;

(5) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(6) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(7) the terms “Dollars” and “$” mean U.S. Dollars;

(8) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(9) references to “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement;

(10) references herein to any gender include the other genders; and

(11) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a Saturday, Sunday or legal holiday or a date on which banks in the State of New York are authorized by law to close, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such time period.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c) The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS AND ASSIGNMENT AND ASSUMPTION OF ASSUMED LIABILITIES

Section 2.1 Purchase and Sale of Transferred Operations.  (a) Transferred Assets.  At the Closing, and subject to the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver, free and clear of all Liens (other than Permitted Liens), to Purchaser, and Purchaser will purchase, acquire and accept from Seller all right, title, interest and obligations of Seller in, to, and under all of the following assets, properties, rights, Contracts and claims of Seller, wherever located, whether tangible or intangible, real, personal or mixed, including any Accrued Interest and Fees thereon (the “Transferred Assets”):

(1) the real property listed on Schedule 2.1(a)(1), and related improvements and fixtures, together with all assignable real property rights, benefits and appurtenances pertaining thereto (collectively, the “Transferred Real Property”);

(2) subject to the receipt of any required third-party consents, the real property leases, subleases, licenses or other Contracts listed on Schedule 2.1(a)(2) (the “Real Property Leases”);

(3) the furniture, equipment (including ATMs), materials and supplies identified on Schedule 2.1(a)(3), as updated pursuant to Section 7.7, owned by Seller and located at the Business Premises, as of the Closing Date (collectively, the “Transferred Personal Property”);

(4) subject to the receipt of any required third-party consents, the Contracts associated with the furniture, equipment, materials and supplies leased by Seller as of the Closing Date and located at the Business Premises, as listed on

Schedule 2.1(a)(4), as updated pursuant to Section 7.7 (collectively, the “Personal Property Leases”);

(5) subject to the receipt of any required third-party consents, all licenses and/or permits and pending applications therefor with respect to any of the Transferred Real Property and Transferred Personal Property, if any;

(6) the Loans (including any servicing and other rights relating thereto of Seller) made or purchased by Seller in connection with the Transferred Operations that are listed on Schedule 2.1(a)(6), as updated pursuant to Section 7.7, together with all Credit Documents and Contracts defining or evidencing the rights and obligations of, or executed or delivered by, obligors in connection with such Loans and including all obligations to make additional extensions of credit thereunder and all related collateral and security interests securing such Loans, but excluding any Excluded Loans (collectively, the “Transferred Loans”); the Parties agree that no Excluded Loans shall be included in the Transferred Loans;

(7) all safe deposit Contracts and leases for safe deposit boxes located at the Branches other than agreements relating to Escheat Deposits as of the Closing Date (the “Safe Deposit Agreements”);

(8) subject to the receipt of any required third-party consents, the Letters of Credit issued by Seller that are listed on Schedule 2.1(a)(8), together with all reimbursement agreements and related documents (including, but not limited to, any collateral documents) with respect to the Assumed Letters of Credit and all collateral in the possession of or otherwise granted to Seller or any Affiliate of Seller in connection therewith (collectively, the “Assumed Letters of Credit”), in each case, as updated pursuant to Section 7.7;

(9) subject to the receipt of any required third-party consents, the rights of Seller with respect to the operating Contracts under which goods or services are provided exclusively in connection with the Transferred Operations as conducted at the Branches and that are listed on Schedule 2.1(a)(9) (the “Assumed Contracts,” and, together with the Real Property Leases, Personal Property Leases, Safe Deposit Agreements and Assumed Letters of Credit, the “Assumed Agreements”);

(10) all books, records and other data (the “Transferred Books and Records”) to the extent primarily related to the Transferred Operations, Transferred Assets and Assumed Liabilities, including all files (including suspicious activity reports to the extent permitted by Applicable Law), customer and supplier lists, mailing lists, accounting records, documentation or records primarily relating to the Transferred Operations or the administration of the Assumed Agreements and the Assumed Deposits, real property files with respect to Transferred Real Property and Real Property Leases (including lease documentation, maintenance records, plans and permits, to the extent in the possession of Seller), Banking Customer account statements and imaged copies of checks for the seven- (7)-year period prior to the Closing Date,  account histories for the three- (3)-month period prior to the Closing Date from Seller’s core processing system (including imaged copies of checks to the extent available thereon), catalogs, printed materials and all technical and other data relating to the Transferred Operations in each case to the extent such items are under the control or possession of, and reasonably available to (or can be obtained without unreasonable expense or burden by), Seller, other than (A) corporate minute books and, except for Forms W-8 and W-9 and similar tax forms provided to Seller by customers of the Transferred Operations, income tax records of Seller or any of its Affiliates, (B) personnel files and records of Retained Employees, (C) books and records to the extent relating to accounts that have terminated prior to Closing and (D) all books, records and other data (x) that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or its Affiliates in connection with the Retained Businesses or to the extent that such books, records and other data primarily relate to Excluded Assets or Excluded Liabilities or (y) regarding Business Employees who do not become Transferred Operations Employees; provided, however, that Seller and its Affiliates shall have the right to retain copies of all books, records and other data that are part of the Transferred Operations, Transferred Assets or the Assumed Liabilities to the extent reasonably necessary for, and solely for use in connection with, tax, regulatory, litigation or other non-competitive legitimate purposes; provided, further, that such retained books, records and other data shall be subject to the confidentiality obligations set forth in Section 7.5;

(11) all U.S. and foreign cash on hand at the Branches at the Effective Time, including vault cash, petty cash, tellers’ cash, prepaid postage, bank orders, checks, certified checks and cash equivalents (exclusive of the contents of any safe deposit boxes), as determined by a cash count to be mutually conducted by Seller and Purchaser (including any cash contained in ATMs at the Business Premises) (the “Cash on Hand”);

(12) accrued income receivable and accounts receivable of Seller to the extent arising from the Transferred Assets or the Transferred Operations and existing as of the Closing Date (the “Banking Receivables”), as set forth on the general ledger of Seller maintained in the ordinary course of business of Seller in accordance with the internal controls and procedures of Seller, consistently applied;

(13) all prepaid charges and fees of Seller to the extent related to the Transferred Assets or the Transferred Operations and existing as of the Closing Date (the “Prepaid Expenses”) and all Security Deposits, as set forth on the general ledger of Seller maintained in the ordinary course of business of Seller in accordance with the internal controls and procedures of Seller, consistently applied;

(14) the Transferred Overdrafts;

(15) the Transferred Debit Card Rewards Program Accounts;

(16) subject to the receipt of any required third-party consents, any income, commissions, compensation or allowances receivable or payable after the Effective Time in respect of annuities (including additional premium payments thereto after the Effective Time) sold by Seller or any of its Subsidiaries in the conduct or operation of the Transferred Operations until the Effective Time;

(17) any and all rights of Seller and its Subsidiaries that are by their terms transferrable and that have arisen, or that arise, under or pursuant to warranties, representations, indemnifications, reimbursement agreements, letters of credit, insurance policies to the extent held for the benefit of Seller or its Subsidiaries in connection with the Transferred Operations or guaranties in favor of Seller or its Subsidiaries or made for the benefit of Seller or its Subsidiaries by their respective customers, predecessors in interest, suppliers, vendors, or Affiliates of any of the foregoing, to the extent relating to the Transferred Assets or the Assumed Liabilities, in either case with respect to the period following the Closing; and

(18) the benefits, rights, rights of action and claims (express or implied) to the extent related to the Assumed Liabilities and, unless associated with an Excluded Liability or other Liability for which Seller is responsible for indemnifying Purchaser pursuant to Article XII of this Agreement, the Transferred Assets acquired and assumed by Purchaser pursuant to the terms of this Agreement.

(b) Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.1(a), Purchaser will not purchase, assume or otherwise acquire, and Seller and its Affiliates will retain all the rights, title and interest in and to, any and all assets of Seller and its Affiliates that are not included in the Transferred Assets (collectively, the “Excluded Assets”), including, by way of example only, the following assets:

(1) assets primarily related to the Retained Businesses;

(2) all Loans other than Transferred Loans, including for the avoidance of doubt Excluded Loans and Loans to Retained Employees, if any;

(3) the Excluded Contracts;

(4) all assets related to employee benefit arrangements of Seller or any of its Affiliates, including the Employee Plans, except as otherwise provided in

Section 8.1(e) with respect to rollovers of individual tax-qualified savings plan account balances;

(5) Intellectual Property of Seller and/or its Affiliates and all proprietary or licensed software, systems, programs and other information technology and computer software, technical services and other information technology agreements of Seller and/or its Affiliates (collectively, “IT Systems”), including any rights (ownership, licensed or otherwise) to any of the Seller Names and any other Trademarks of Seller and/or its Affiliates, including those identified on Schedule 2.1(b)(5);

(6) the Excluded Books and Records; and

(7) all licenses (other than as set forth in Section 2.1(a)(5)), charters, and legal entities of Seller or its respective Affiliates.

(c) Purchaser understands and agrees that it is purchasing only the Transferred Assets (and assuming only the Assumed Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser has no interest in or rights to any other assets, properties or interests of Seller or its Affiliates or any other business relationship that Seller or any of its Affiliates has or may have with any Banking Customer or any other customer of Seller or any of its Affiliates.  Purchaser further understands and agrees that Seller and its Affiliates are retaining any and all rights and claims which any of them may have, including indemnification or reimbursement rights, with respect to the Transferred Assets and the Assumed Liabilities, to the extent that such rights or claims relate to the conduct of the Transferred Operations prior to the Closing Date, unless such rights or claims relate to Liabilities, duties and responsibilities of any Seller or any of its Affiliates arising or accruing on or prior to the Closing Date which are included in the Assumed Liabilities.

Section 2.2 Assumption of Liabilities.  (a) Assumed Liabilities.  From and after the Closing, Purchaser will assume, and will pay, perform and discharge as they become due, all of the following Liabilities of Seller solely to the extent such Liabilities are required to be satisfied, paid or performed after the Effective Time (collectively, the “Assumed Liabilities”):

(1) the Assumed Deposits;

(2) the Assumed Agreements, except for any Liability under such Assumed Agreements (A) to be performed prior to the Closing Date or (B) arising from a breach of, or default under, any such Assumed Agreements by Seller or its Affiliates prior to the Closing Date;

(3) all Liabilities accruing after the Effective Time that relate to or arise from the employment of the Transferred Operations Employees by Purchaser after the Effective Time, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and employment-related Liabilities incurred after the Effective Time;

(4) the Debit Card Rewards Program Liability, provided that Purchaser has not delivered notice to Seller in accordance with Section 7.18 for Seller to terminate the Debit Card Rewards Program (and if Purchaser has delivered such notice, the Debit Card Rewards Program Liability shall be an Excluded Liability hereunder);

(5) any Accrued Interest and Fees in respect of the Assumed Deposits, except in each case in which any such Accrued Interest and Fees is or has been previously set off or otherwise taken into account in Seller’s general ledger in determining the Book Value of any Transferred Asset; and

(6) all other Liabilities that arise after the Effective Time to the extent arising out of the operation of the Transferred Operations or the ownership of the Transferred Assets by Purchaser after the Effective Time, except Liabilities of the types described in clauses (1)–(9) of Section 2.2(b).

Purchaser’s obligations under this Section 2.2(a) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any document delivered in connection herewith or any right or alleged right to indemnification hereunder or thereunder.  All periodic fees or charges shall be shared on a proportionate basis as of the Closing Date in accordance with Section 3.2(b).

(b) Excluded Liabilities.  Notwithstanding anything to the contrary set forth in Section 2.2(a), other than the Assumed Liabilities, neither Purchaser nor any of its Affiliates will assume or be bound by any Liability of Seller or any of its Affiliates, and Seller and its Affiliates shall retain all Liabilities that arise prior to the Effective Time with respect to the Transferred Operations other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including, for the avoidance of doubt and by way of example only:

(1) any Liability relating to any violation of or noncompliance with Applicable Law (including for the avoidance of doubt noncompliance with bank secrecy and anti-money laundering laws and regulations and any penalties or fines imposed by any Governmental Entity), regardless of whether such Liability becomes known prior to, on or after the Effective Time;

(2) the cost of any change of control payments payable by Seller to its employees or any third Person in connection with the transactions contemplated hereby;

(3) the Excluded Deposits;

(4) any Liability to the extent related to or arising out of the ownership, use, possession, enjoyment, transfer or operation of any Excluded Asset or Retained Business whether before, on or after the Closing;

(5) any Excluded Taxes;

(6) the Debit Card Rewards Program Liability, any amounts owed by Seller under the Debit Card Rewards Program and all costs associated with the Debit Card Rewards Program and the termination thereof, if Purchaser has delivered notice to Seller in accordance with Section 7.18 for Seller to terminate the Debit Card Rewards Program;

(7) all Liabilities that relate to or arise from the employment by Seller or its Affiliates of (A) Transferred Operations Employees on or prior to the Closing Date (including all Liabilities for accrued but unused paid time off) and (B) Retained Business Employees at any time;

(8) all Liabilities under the Employee Plans, whether or not such claims are submitted for payment or reimbursement on or prior to the Closing Date; and

(9) any Controlled Group Liability arising under any Employee Plan or any employee benefit plan sponsored, maintained or contributed to, or required to be contributed to, by Seller or any current or former ERISA Affiliate of Seller.

Section 2.3 Sale and Transfer of Servicing.  The Transferred Loans shall be sold on a servicing-released basis and any related rights shall be transferred to Purchaser and shall be deemed “Transferred Assets” under this Agreement.  As of the Closing Date, all Liabilities with respect to the servicing of the Transferred Loans after the Closing Date will be assumed by Purchaser and shall be deemed “Assumed Liabilities” under this Agreement.

ARTICLE III

PURCHASE PRICE AND ADJUSTMENTS

Section 3.1 Closing Statement and Closing Payment.  (a) At least seven (7) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a statement substantially in the form of Exhibit 3.1(a) (the “Closing Statement”) setting forth the Closing Payment based on Seller’s reasonable, good faith estimates of the value of Transferred Assets and Assumed Liabilities as of the Closing Date and prepared in accordance with GAAP, consistently applied (together with all necessary work papers and documentation used by Seller in preparing the Closing Statement).  A form of Closing Statement prepared by Seller setting forth the Closing Payment based on Seller’s reasonable, good faith estimates of the value of the Transferred Assets and Assumed Liabilities as of March 31, 2014 and prepared in accordance with GAAP, consistently applied, is attached as Exhibit 3.1(b).

(b) At the Closing, Purchaser shall pay, or cause to be paid, to Seller (or, in the event that the payment calculated pursuant hereto is a negative number, Seller shall pay to Purchaser the absolute value of such figure) by electronic wire transfer in an amount in U.S. dollars (the “Closing Payment”) equal to:

(1) the aggregate Book Value of the Transferred Assets calculated as the sum of the Book Values of the Transferred Assets set forth on the Closing Statement, in each case as adjusted pursuant to the corresponding value set forth on the Closing Statement, PLUS

(2) two percent (2%) of the average daily balance (including Accrued Interest and Fees) of the Assumed Deposits over the thirty (30) days immediately preceding the Closing Date, as set forth on the Closing Statement (the “Closing Premium”); provided that the Closing Premium shall be one-half percent (0.5%)  with respect to any Assumed Deposits to the extent such Assumed Deposits exceed the sum of the Transferred Loans and the Excluded Loans by more than $50 million, MINUS

(3) the sum of the Assumed Deposits and Accrued Interest and Fees thereon as set forth on the Closing Statement.

Section 3.2 Final Closing Statement, Allocation of Fees and Expenses, and Post-Closing Adjustment.  (a) Final Closing Statement.  Not later than sixty (60) calendar days after the Closing Date, Seller shall deliver to Purchaser a statement, prepared in accordance with GAAP, consistently applied (together with all necessary work papers and documentation used by Seller in preparing the Final Closing Statement), and in a manner in all respects consistent with the practices used in the preparation of the Closing Statement but including such other amounts or adjustments as are required to be made pursuant to Section 3.2(b) (the “Final Closing Statement”), showing an amount in U.S. dollars (the “Purchase Price”) equal to, in each case determined as of the Effective Time and based on the Transferred Assets and the Assumed Liabilities reflected on the Final Schedules:

(1) the aggregate Book Value of the Transferred Assets calculated as the sum of the Book Values of the Transferred Assets, in each case as adjusted pursuant to the corresponding value set forth on the Final Closing Statement, PLUS

(2) two percent (2%) of the average daily balance (including Accrued Interest and Fees) of the Assumed Deposits over the thirty (30) days immediately preceding the Closing Date (the “Final Premium”); provided that the Final Premium shall be one-half percent (0.5%) with respect to any Assumed Deposits to the extent such Assumed Deposits exceed the sum of the Transferred Loans and the Excluded Loans by more than $50 million, MINUS

(3) the sum of the Assumed Deposits and Accrued Interest and Fees thereon.

(b) Allocation of Fees and Expenses.  Except as otherwise provided herein, to effect the intention of the Parties that the economics of the Transferred Operations (except to the extent of the Banking Receivables and the Prepaid Expenses purchased by Purchaser pursuant to Section 2.1(a)(12) and Section 2.1(a)(13), respectively) shall be for the account of Seller up to the Effective Time and thereafter shall be for the account of Purchaser, all fees and expenses with respect to the Transferred Operations that related to both the period before and the period from and after the Closing Date, shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, based on the full amount of the latest available bills or statements on the basis of a three hundred sixty-five (365)-day calendar year (except to the extent accrued on a three hundred sixty (360)-day calendar year, in which case proration shall be based on a three hundred sixty (360)-day calendar year) as of the Effective Time.  In furtherance of the foregoing, all operating expenses related to the Transferred Operations, as the case may be, including rent, utility, maintenance, insurance premiums payable to the FDIC attributable to insurance coverage for the Assumed Deposits, fees for customary annual or periodic licenses or permits, and service expenses attributable to operations of the Transferred Operations until the Effective Time shall be paid by and shall be the obligation of Seller.  All of such expenses attributable to operations of the Transferred Operations after the Effective Time shall be paid by and be the obligation of Purchaser.  Any rental income from subtenants or other third-party occupants of real property shall also be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the Effective Time.  To the extent that any fees or expenses described in this Section 3.2(b) are not discovered or the actual amount thereof is not known prior to the final determination of the Final Closing Statement, the Parties shall cooperate with one another so that Seller and Purchaser each pays its appropriate share of any such fee or expense, depending upon whether such expense relates to the period before or after the Effective Time.  For the avoidance of doubt, nothing in this Section 3.2(b) shall apply to the treatment of Taxes or employee matters.

(c) Except as otherwise expressly provided herein, the Final Closing Statement shall be final and binding on the Parties unless, within thirty (30) days after receipt by Purchaser of the Final Closing Statement, Purchaser notifies Seller in writing of its disagreement with any amount included therein or omitted therefrom (a “Purchaser Objection”), in which case, if the dispute does not relate to a question of law and/or an interpretation of this Agreement (any such unresolved disputes to be resolved exclusively in accordance with Section 13.12), and the Parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser; provided, however, that in the event the fees of such firm as estimated by such firm would exceed fifty percent (50%) of the net amount in dispute, the Parties agree that such firm will not be engaged by either Party and that such net amount in dispute will be equally apportioned between Seller and Purchaser.  Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable.  The determination of such accounting firm shall be final and binding on the Parties.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(d) Not later than the 11:59 p.m. Pacific time on the second (2nd) Business Day following the final determination of the Final Closing Statement pursuant to Section 3.2(c)

(the “Adjustment Payment Date”), if the Purchase Price exceeds the Closing Payment, Purchaser shall pay to Seller (or, in the event that the Closing Payment exceeds the Purchase Price, Seller shall pay to Purchaser) an amount in U.S. dollars equal to the absolute value of such excess, together with interest thereon computed from the Closing Date up to, but not including, the Adjustment Payment Date at the Federal Funds Rate; provided, however, that if a Purchaser Objection is timely made, within two (2) Business Days of the date of such Purchaser Objection, Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect the undisputed portion of the difference between the Closing Payment and the Purchase Price, and within two (2) Business Days of the date on which the disputes reflected in the Purchaser Objection have been finally resolved, Seller and Purchaser shall effect the transfer of any remaining funds, in each case together with interest thereon computed from the Closing Date up to, but not including, the date of such payment at the Federal Funds Rate.

Section 3.3 Allocation of Purchase Price.  (a) Within sixty (60) Business Days after the Closing Date, (i) Seller shall prepare and deliver to Purchaser a draft of a statement (the “Allocation Statement”) setting forth its proposed calculation of the aggregate amount of consideration paid by Purchaser in respect of the Transferred Operations and the proposed allocation in accordance with Section 1060 of the Code of such aggregate amount among the Transferred Assets.  If within thirty (30) days after Purchaser’s receipt of the draft Allocation Statement, Purchaser shall not have objected in writing to such draft statement, then such draft statement shall become the Final Allocation, as defined below.  In the event that Purchaser objects in writing within such thirty (30)-day period, Seller and Purchaser shall negotiate in good faith to resolve the dispute.  If Seller and Purchaser are unable to agree upon an allocation within thirty (30) days after timely objection by Purchaser to the draft Allocation Statement, then, such allocation shall be determined, within a reasonable time by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser.  The fees of any such accounting firm shall be divided equally between Seller and Purchaser.  The allocation consisting of the items agreed between Purchaser and Seller and, if applicable, the items determined by such accounting firm shall become the Allocation Statement.  The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either the Purchaser’s failure to object to the Allocation Statement or of good-faith negotiations between Purchaser and Seller) or determined by a firm of accountants under this Section 3.3(a) (the “Final Allocation”), shall be final and binding upon the parties.

(b) The Parties agree to report the allocation of the total consideration among the Transferred Assets in a manner consistent with the Final Allocation, and agree to act consistently in the preparation and filing of all Tax Returns (including filing Form 8594 with their respective federal income Tax Returns for the taxable year that includes the Closing Date and any other forms or statements required by the Code, Treasury regulations, the Internal Revenue Service or any applicable state or local Taxing Authority) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.  Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit is Affiliates to take, a Tax position which is inconsistent with the Final Allocation.

ARTICLE IV

THE CLOSING

Section 4.1 Closing Time and Place.  The consummation of the transfer of the Transferred Operations, including the Transferred Assets and the Assumed Liabilities, and the payment of the Closing Payment, in each case as contemplated by this Agreement, shall take place at a closing (the “Closing”) to be held at 10:00 a.m., New York time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on (i) the first day of a month that is not earlier than the later of (a) October 1, 2014 or (b) three (3) Business Days following the satisfaction or waiver of all conditions set forth in Article X (excluding any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) such other date as Purchaser and Seller may agree in writing which the parties agree to discuss in good faith taking into account the anticipated date of the Conversion (the “Closing Date”).  The Closing shall be deemed effective as of 12:01 a.m. Pacific time, on the Closing Date (the “Effective Time”).   If the Closing Date occurs on a day other than a Business Day, any wire transfers that otherwise would have been made on the Closing Date shall be evidenced on the Closing Date through arrangements mutually agreed to by the parties, and such wire transfers shall occur on the first Business Day following the Closing Date.

Section 4.2 Closing Documents.  (a) Deliveries of Seller.  At the Closing, Seller shall deliver the following documents to Purchaser, all of which shall be in a form reasonably satisfactory to Purchaser and agreed between the Parties at least two (2) Business Days prior to the Closing Date:

(1) the updated Schedules contemplated by Section 7.7;

(2) the officers’ certificates contemplated by Section 10.3(d);

(3) special warranty deeds (or their substantive equivalent) in customary and recordable form transferring good and marketable fee simple title, subject to any Permitted Liens, to the Transferred Real Property, and assignments of leases in recordable form transferring good and marketable leasehold title, subject to any Permitted Liens, to each real property subject to a Real Property Lease, in each case to Purchaser or its designee; and such customary documents as are reasonably necessary for Purchaser to purchase title insurance policies for the Transferred Real Property (subject to any Permitted Liens) as of the Effective Time;

(4) a bill of sale, in substantially the form attached hereto as Exhibit 4.2(a)(4) (the “Bill of Sale”), transferring to Purchaser free and clear of Liens (other than Permitted Liens) all of the right, title and interest of Seller in and to the Transferred Assets that constitute tangible personal property;

(5) a duly executed Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 4.2(a)(5) (the “Assignment and

Assumption Agreement ”) assigning the right, title and interest of Seller in and to the Transferred Assets that do not constitute tangible personal property, free and clear of Liens (other than Permitted Liens), and providing for the Assumed Liabilities;

(6) the Transferred Loans, duly and properly endorsed to Purchaser by Seller, together with all original and subsequently modified notes, guarantees, loan agreements, deeds of trusts, title insurance, incorporation documents and other evidence thereof and all collateral and security interests securing the Transferred Loans in the possession of Seller and all necessary assignments (if applicable, in recordable form), endorsements and other instruments of conveyance as may be necessary under the circumstances; provided that all such assignments, endorsements and other instruments of conveyance shall be without recourse as to collection to Seller;

(7) possession of all Credit Documents in Seller’s possession or control immediately prior to the Closing (or that can be obtained by Seller without unreasonable expense or burden) in whatever form or medium (including imaged documents), all collateral in the custody or possession of Seller, and all funds held in escrow, in each case, relating to the Transferred Loans or the Assumed Letters of Credit;

(8) a certificate pursuant to Section 1445 of the Code certifying to the non-foreign status of Seller; and

(9) all other documents and instruments reasonably necessary to (i) transfer the Transferred Assets to Purchaser, (ii) reflect the assumption of the Assumed Liabilities by Purchaser or (iii) effectuate the other transactions contemplated by this Agreement to be effected as of the Closing.

(b) Deliveries of Purchaser.  At the Closing, Purchaser shall deliver the following documents to Seller, all of which shall be in form reasonably satisfactory to Seller:

(1) the officer’s certificate contemplated by Section 10.2(c);

(2) the duly executed Assignment and Assumption Agreement;

(3) the executed Bill of Sale; and

(4) all other documents and instruments reasonably necessary to (i) receive the Transferred Assets from Seller, (ii) assume the Assumed Liabilities from Seller or (iii) effectuate the other transactions contemplated by this Agreement to be effected as of the Closing.

Section 4.3 Delivery of Transferred Assets.  Seller shall deliver to Purchaser at the Effective Time (or at such other date if mutually agreed to by Purchaser and

Seller) all of the fixed assets and other tangible personal property capable of physical delivery to the extent not located on or at the Business Premises (including real property files, Cash on Hand, and keys to safe deposit boxes, among others) constituting Transferred Assets hereunder in the possession or control of Seller (or that can be obtained by Seller without unreasonable expense or burden).  Seller shall execute any documentation reasonably required to enable Seller or third parties to transfer to Purchaser the Banking Customer account statements, imaged copies of checks and account histories described in Section 2.1(a)(10) and shall be responsible for the reasonable costs associated with such transfer.

Section 4.4 Withholding.   Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax law.  To the extent that any amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as Previously Disclosed, Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as follows:

Section 5.1 Organization.  Seller is a New York State chartered bank, duly organized and validly existing under the laws of the State of New York.  Seller has all requisite corporate power and authority to own the Transferred Assets and carry on the Transferred Operations as currently conducted by it and is duly qualified to do business as a foreign corporation or other entity in each jurisdiction where its ownership of the Transferred Assets and the conduct of the Transferred Operations as currently conducted by it requires such qualification, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.2 Authority; Capacity.  Seller has the requisite power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement and any other documents or instruments executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller and, assuming due authorization, execution and delivery by Purchaser, this Agreement and the instruments and documents executed pursuant hereto constitute, or when fully executed will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 5.3 Consents and Approvals.  Seller is not required to obtain any order, permit, consent, approval or authorization of, or required to make any declaration or filing with, any Governmental Entity or third party in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, except (i) as may be required pursuant to the Contracts listed on Schedule 5.3(i), (ii) the approvals or non-objections of the Governmental Entities listed on Schedule 5.3(ii) (the “Seller Regulatory Approvals”) and (iii) other consents or approvals, the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to be material to the Transferred Operations, the Branches, the Transferred Assets or the Assumed Liabilities.

Section 5.4 No Breaches; Defaults.  Assuming receipt of the approvals referenced in Section 5.3, the execution and delivery of this Agreement and the instruments and documents executed pursuant hereto by Seller does not, and the consummation of the transactions contemplated by this Agreement will not, (i) result in a breach, violation of or default under any Applicable Law or governmental permit or license to which Seller is a party or by which it is bound, except such breaches, violations or defaults that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect,  (ii) constitute a breach or violation of or a default under the charter or bylaws of Seller or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the assets or properties of Seller under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Lien, violation or default would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.5 Compliance with Law.  Seller (i) is in compliance in all material respects with Applicable Law applicable to the Transferred Assets, the Assumed Liabilities and the Transferred Operations; (ii) has conducted, since December 31, 2010, and is conducting the Transferred Operations (including all matters relating to the Business Employees and the Business Premises) in compliance in all material respects with Applicable Law; and (iii) has properly administered in all material respects all accounts within the Transferred Operations for which any of them acts as a fiduciary, including accounts for which any of them serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the agreements governing such accounts and Applicable Law. Seller received a rating of satisfactory or higher in its most recent examination with respect to the CRA and has no reason to believe that it will not maintain at least a satisfactory rating following its next CRA examination. Seller has received no written notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby that would reasonably be expected to prevent or delay consummation of the transactions contemplated herein.

Section 5.6 Regulatory Matters.  (a) There are no pending or, to Seller’s Knowledge, threatened, disputes or controversies between Seller and any Governmental Entity, or investigation or inquiry by any such Governmental Entity (except for regularly scheduled examinations and audits conducted by Governmental Entities under Applicable Law) specifically affecting to the Transferred Operations, the Transferred Assets, the Branches or the Assumed Liabilities or that would reasonably be expected to prevent or delay consummation of the transactions contemplated herein.

(b) Neither Seller nor any of its Affiliates has received any notice from any Governmental Entity indicating that such Governmental Entity would oppose or not promptly grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not timely grant or issue its consent or approval.

(c) Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions, nor have any of them been advised by any such Governmental Entity that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case specifically affecting any of the Transferred Operations, the Branches, the Transferred Assets or the Assumed Liabilities in any material respect or that would materially impede, delay or prevent Seller from being able to perform its material obligations under this Agreement.

Section 5.7 Litigation and Related Matters.  There are no actions, complaints, petitions, suits, or other proceedings, or any decree, judgment, order or ruling entered, promulgated or pending, whether civil, criminal or administrative, pending or, to Seller’s Knowledge, threatened, affecting or related to the Transferred Operations, the Branches, the Transferred Assets or the Assumed Liabilities, that (i) would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) would materially impede, delay or prevent Seller from being able to perform its material obligations under this Agreement.

Section 5.8 Operations.  Since December 31, 2013 through the date of this Agreement, and except as otherwise expressly contemplated by this Agreement, Seller has in all material respects conducted the Transferred Operations only in, and has not engaged in any material transaction other than in, the ordinary course of business consistent with past practice.  Since December 31, 2013 there has not been any event, occurrence or circumstance that has had or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Since December 31, 2013 through the date of this Agreement, Seller has not taken, or committed to take, any action, nor has the board of directors of Seller resolved to take any action, that, if so taken, committed to or resolved on or after the date of this Agreement, would not be permitted under Section 7.1(b)(5), (6), (7), (8), (9), (12), (13), (14), (15) or (16).

Section 5.9 Real Property Leases.  (a)  Seller has provided Purchaser with true and correct copies of all Real Property Leases, including all amendments thereto and any other agreements affecting such Real Property Leases.

(b) Each Real Property Lease is in full force and effect and the valid and binding obligation of Seller, and to Seller’s Knowledge, of each other party thereto, and, neither Seller nor, to Seller’s Knowledge, each other party thereto is in material default (and no event or condition that constitutes or, after notice or passage of time or both, would constitute, a default exists) thereunder.

(c) Each Real Property Lease where Seller or one of its Affiliates is the tenant gives Seller the right to occupy the Business Premises subject to the Real Property Lease and to operate such Business Premises in all material respects as it operates as of the date hereof.  Other than the Real Property Leases, there are no leases or subleases relating to, or granting any third Person the right to occupy, any Business Premises or Branch.

(d) Seller has not received any written notice of a condemnation proceeding relating to any real property that is subject to a Real Property Lease, nor, to Seller’s Knowledge, has any such proceeding been threatened.

Section 5.10 Owned Real Property; Personal Property.  (a)  Seller has good and marketable title to the Transferred Real Property, free and clear of all Liens, except for Permitted Liens.  On the Closing Date, Seller will convey to Purchaser good and marketable title to the Transferred Real Property free and clear of all Liens, except for Permitted Liens.

(b) Seller has not received any written notice of any condemnation proceeding relating to the Transferred Real Property, nor, to Seller’s Knowledge, has any such proceeding been threatened.

(c) Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other Applicable Laws relating to the Transferred Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Transferred Real Property in the manner that such the Transferred Real Property has historically been used and enjoyed by Seller, there is no action, suit, proceeding or investigation pending or, to Seller’s Knowledge, threatened before any Governmental Entity that relates the Transferred Real Property or Seller’s use or ownership thereof.

(d) Seller is not in material default or breach of any covenant, condition, restriction, right of way or easement affecting the Transferred Real Property or any portion thereof, and, to Seller’s Knowledge, no such default or breach now exists.

(e) There are no outstanding agreements, options, rights of first refusal or commitments of any nature obligating Seller to transfer any of the Transferred Real Property or rights or interests therein to any other Person.

(f) Neither Seller nor any of its Affiliates has entered into any material agreement regarding the Transferred Real Property (other than the Real Property Leases), and the Transferred Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s Knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Transferred Real Property in the manner that such the Transferred Real Property has historically been used and enjoyed by Seller or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(g) Seller has valid title to the Transferred Personal Property, free and clear of all Liens (other than Permitted Liens), and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Transferred Personal Property.  The Transferred Personal Property is in working order in all material respects (subject to ordinary wear and tear).

Section 5.11 Assumed Deposits.  All of the Assumed Deposits have been solicited, originated and administered in accordance with the terms of the respective governing documents and all Applicable Laws, in each case, in all material respects.  The Assumed Deposits are insured by the FDIC to the fullest extent permitted in accordance with the FDI Act and Seller has paid in full when due all premiums and assessments due thereunder.  Seller has the right to transfer all of the Assumed Deposits to Purchaser at the Closing, and, to Seller’s Knowledge, there are no Assumed Deposits that are subject to any judgment, decree or order of any Governmental Entity, other than customary garnishments, levies and orders affecting depositors generally.  Seller has provided Purchaser with forms of all deposit agreements related to the Assumed Deposits and all such forms contain all material terms of the Assumed Deposits.  Each of the agreements relating to the Assumed Deposits is valid, binding, and enforceable upon its respective parties in accordance with its terms subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.

Section 5.12 Transferred Loans.  (a) Each Transferred Loan (i) constitutes a legal, valid and binding obligation of the respective borrower(s), obligor(s), co-maker, guarantor, endorser or debtor (such Person or Persons referred to as an “Obligor”), free from all material claims, defenses, rights of rescission, any discount, allowance, set-off, counterclaim, presently pending bankruptcy or other defenses by the Obligor, and (ii) complies in all material respects with Applicable Law, including all applicable lending laws and regulations.  Seller has no Knowledge that (A) any Obligor on a Transferred Loan at the time of such execution lacked capacity to contract, and (B) any signature on any Credit Document is not the true original or facsimile signature of the applicable Obligor on a Transferred Loan.

(b) Each Transferred Loan is enforceable by the holder thereof in accordance with its terms subject, as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.

(c) Each Transferred Loan is evidenced by notes, agreements, or other evidences of indebtedness that are true, genuine and what they purport to be, materially complete and correct sets of originals of which (or, to the extent an original is not necessary for the enforcement thereof, true, correct and complete copies thereof) are included in the Credit Documents which will be delivered, or made available, to Purchaser pursuant to Section 4.2(a)(7).

(d) Each Transferred Loan is assignable to Purchaser, together with all collateral security therefor, without the consent of the Obligor.  No Transferred Loan is subject to a participation, syndication or securitization.

(e) The principal balance of each Transferred Loan is as shown on Seller’s books and records is true and correct as of the date indicated therein.

(f) Each Transferred Loan (i) was originated by Seller (or, in the case of a Transferred Loan that was purchased by Seller, by the Person originating such Transferred Loan) (A) in the ordinary course of business at the time such Transferred Loan was made and (B) in accordance with Applicable Law in all material respects, (ii) to the extent secured, is secured by a valid, perfected and enforceable Lien on the secured property having the priority described in Seller’s records and the applicable security agreement, and (iii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore, none of which has been waived by Seller.

(g) Each Transferred Loan has been serviced and administered by Seller in all material respects in accordance with (i) Applicable Law; (ii) Seller’s loan servicing and operating procedures as in effect from time to time; and (iii) the respective Credit Documents governing each Transferred Loan.  No Transferred Loan is serviced by any third-party servicer(s).

(h) To Seller’s Knowledge, there are no facts, circumstances or conditions with respect to any such Transferred Loans that could reasonably be expected to cause any such Transferred Loans to become delinquent or adversely affect the collectability, the value or the marketability of such Transferred Loans.

(i) None of the rights or remedies under the documentation relating to the Transferred Loans has been amended, modified, waived, subordinated or otherwise altered by Seller, except as evidenced by a written instrument that is a part of the file with respect to the Transferred Loan.

(j) Other than as set forth in this Agreement, Seller does not make any other representation or warranty of any kind to Purchaser relating to the Transferred Loans and other than as set forth above or as provided elsewhere in this Agreement, Seller makes no representation or warranty regarding:  (i) any representation, warranty or statement made by an obligor in connection with any Transferred Loan, (ii) the financial condition or creditworthiness of any primary or secondary obligor under any Transferred Loan or any guarantor or surety or other obligor thereof or (iii) the performance by the obligor or such obligor’s compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Transferred Loan.

Section 5.13 Assumed Contracts.  Seller has provided Purchaser with true and complete copies of all Personal Property Leases, Assumed Contracts and Safe Deposit Agreements, including all amendments thereto.  Each party to any Personal Property Lease, Assumed Contract and Safe Deposit Agreement to which Seller is a party has performed in all material respects its obligations thereunder to the extent that such obligations to perform have accrued and there does not exist with respect to Seller’s obligations thereunder, or, to Seller’s Knowledge, with respect to the obligations of any other party thereto, any default, or event or condition that constitutes, or, after the passage of time or both, would constitute a default, under such Personal Property Lease, Assumed Contract or Safe Deposit Agreement.  Each such Personal Property Lease, Assumed Contract and Safe Deposit Agreement constitutes the legal, valid and binding obligation of Seller, and, to Seller’s Knowledge, the respective third party, and is enforceable in accordance with its terms subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally.

Section 5.14 Necessary Permits.  Seller has all material permits, licenses, franchises, certificates of public convenience, orders, ratings and approvals of all Governmental Entities necessary for it to lawfully operate the Transferred Operations and the Business Premises as currently operated (the “Necessary Permits”), and (i) all of the Necessary Permits are valid in good standing and in full force and effect and (ii) to Seller’s Knowledge, no suspension, modification or cancellation of, or proceeding related to, any Necessary Permit has been threatened.

Section 5.15 Title to Assets.  Seller is the lawful owner of, or in the case of leased Transferred Assets, has a valid leasehold interest in, each of the Transferred Assets, free and clear of all Liens (other than Permitted Liens).  Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Transferred Assets, a valid leasehold interest in, all of the Transferred Assets, free and clear of any Liens (other than Permitted Liens).

Section 5.16 Records.  The Transferred Books and Records are correct and accurate in all material respects, have been maintained in the ordinary course of business and in compliance in all material respects with Applicable Law.  The Transferred Books and Records include all customary Branch, customer and customer-related information reasonably necessary to service the Assumed Deposits and the Transferred Loans on an ongoing basis, and to otherwise operate the Transferred Operations in substantially the manner currently operated by Seller.

Section 5.17 Business Employees and Benefits.  (a)  Schedule 5.17(a) contains a list that is true and correct in all material respects as of the date set forth therein of all Business Employees, identifying each Business Employee’s (i) position, (ii) exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), (iii) identification number, (iv) hire date, (v) status as full- or part-time, (vi) status as active or on leave, (vii) if on leave, the date leave commenced, (viii) geographic location, (ix) regularly scheduled hours, (x) job band, (xi) annual vacation entitlement, and (xii) compensation (including base salary, base wage, variable pay plan and target incentive award, in each case, as applicable).  Within seven (7) Business Days prior to the Closing Date, and at such other dates as reasonably requested by Purchaser, Seller shall provide Purchaser with an updated Schedule 5.17(a) to reflect any newly hired Business Employees, those Business Employees whose employment has terminated, and any other change in the other information on Schedule 5.17(a); provided, however, that no updated information shall be provided with respect to those Business Employees (A) who have rejected a Comparable Job Offer or (B) who, following the date on which Purchaser is required pursuant to Section 8.1(a) to have made offers to Business Employees, have not received a Comparable Job Offer.

(b) Schedule 5.17(b) lists all of the material Employee Plans.  For purposes of this Agreement, “Employee Plans” means the employee benefit and compensation plans, programs, agreements and arrangements, including all pension, retirement, savings, deferred compensation, compensation, incentive, change in control, termination, severance, and welfare plans sponsored, maintained or contributed to by Seller or any of its Affiliates and in which any Business Employee participates.  Seller has made available to Purchaser, if applicable, copies of the most recent summary plan descriptions and annual enrollment guides with respect to the material Employee Plans.

(c) (i) No Employee Plan in which the Business Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, and (ii) neither Seller nor any of its ERISA Affiliates has at any time during the last six (6) years contributed to or been obligated to contribute to any such plan.

(d) Seller has complied in all material respects with all Applicable Laws relating to its employment of the Business Employees, including Applicable Laws regarding employment practices, terms and conditions of employment, wages and hours, and worker classification.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event or events, (i) entitle any Business Employee to any payment or benefit (or result in the funding of any such payment or benefit) under any Employee Plan; (ii) increase the amount of any compensation or other benefits otherwise payable by Seller or any of its Affiliates to any Business Employee under any Employee Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits to any Business Employee under any Employee Plan.

Section 5.18 Labor Contracts and Relations.  No Business Employee is a member of or represented by any labor union, works council or similar organization with respect to such Business Employee’s employment with Seller.  With respect to Business Employees, Seller is not a party to any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, and Seller is not the subject of a proceeding initiated by or on behalf of any Business Employee, including any action or proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor, (i) to the Knowledge of Seller, is any such proceeding threatened, nor (ii) is there any strike or other labor dispute by any Business Employees pending or, to the Knowledge of Seller, threatened, nor (iii) to the Knowledge of Seller, is there any activity involving any Business Employees seeking to certify a collective bargaining unit or engaging in union organizational activity.

Section 5.19 Environmental Matters.  (a) Seller is in compliance in all material respects with all Environmental Laws applicable to any Business Premises, and with respect to any operations or activities conducted by Seller on such premises.  Each of the Business Premises is and has been operated by Seller in compliance in all material respects with all applicable Environmental Laws.  Seller has not received any written notice from any Governmental Entity or Person alleging that there has been any failure to comply with Environmental Laws applicable to the Business Premises, and with respect to any operations or activities conducted by Seller on such premises, except any such notice with respect to a failure to comply that has been fully resolved and for which neither Seller nor the Transferred Operations retains any material liability.

(b) (i) Each Transferred Real Property, and to Seller’s Knowledge, each real property subject to a Real Property Lease, is not subject to any court order, administrative order or decree arising under Environmental Law, (ii) each Business Premises has not been used by Seller or, to Seller’s Knowledge, any other Person for the disposal of Hazardous Materials and, to Seller’s Knowledge, is not contaminated with any Hazardous Materials requiring remediation under any applicable Environmental Law, and (iii) to Seller’s Knowledge, the only use or Release of any Hazardous Materials on any Business Premises has been in such amounts and types as is lawful under Environmental Law and, except in each case of clauses (ii)–(iii), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.  To Seller’s Knowledge, there are no underground storage tanks, aboveground storage tanks or asbestos present at the Business Premises that are not in compliance with the requirements of Environmental Law.

(c) To Seller’s Knowledge, (i) Seller has all material environmental permits and approvals required under Environmental Laws for all facilities and improvements and any operations activities currently conducted by Seller on the Business Premises, and (ii) Seller is in compliance in all material respects with all permits and approvals required under Environmental

Laws for all facilities and improvements and any operations activities currently conducted by Seller on the Business Premises.

(d) There is no suit, claim, demand, action, consent order, or proceeding pending or, to Seller’s Knowledge, threatened in which Seller is or, with respect to threatened proceedings, would reasonably be expected to be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance with any Environmental Laws or (ii) relating to the Release into or presence in the Environment of any Hazardous Materials, in either case at or on any Business Premises, except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.20 Taxes.  (a)  All material Tax Returns required to have been filed with respect to the Transferred Operations, the Transferred Assets and the Assumed Liabilities  have been filed with the appropriate Taxing Authority; each Tax Return is true, complete and correct in all material respects.  All Taxes shown to be due on such Tax Returns have been timely paid to the appropriate Taxing Authority or reflected in an appropriate tax reserve in accordance with GAAP on the financial statements of Seller.  Seller is in compliance with the law and the IRS regulations relative to obtaining from depositors with respect to deposits executed IRS Forms W-8 and W-9 or is back-up withholding on applicable accounts.

(b) No material notice of deficiency or assessment of Taxes has been received from any Taxing Authority with respect to the Transferred Assets.  There are no Liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the Transferred Assets).  None of the Transferred Assets is “tax exempt use property” (within the meaning of Section 168(h) of the Code).  None of the Transferred Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.  The Transferred Assets do not include any shares of corporate stock, partnership or limited liability company interests or any other equity interests in any Person nor is any Transferred Asset required to be treated as such for federal income tax purposes.

Section 5.21 No Brokers or Finders.  Except for RBC Capital Markets, LLC, whose fees will be paid by Seller or an Affiliate of Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates that might be entitled to any fee or commission from Seller or its Affiliates in connection with the transactions contemplated hereby.

Section 5.22 Available Funds.  Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.

Section 5.23 Insurance Coverage.  The business and operations of the Transferred Operations are insured against such risks and in such amounts and with such coverage deemed appropriate by management of Seller and not in a manner materially inconsistent with industry practice for comparable financial institutions.  Since January 1, 2013, all premiums payable under all insurance policies and fidelity bonds that currently cover the Transferred Assets, the Branches and the assets, business, operations and employees of the

Transferred Operations and have been timely paid in all material respects, and Seller has otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Since January 1, 2013, there is no material claim by Seller related to the Transferred Operations, the Branches or the Transferred Assets pending under any such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds.  To Seller’s Knowledge, no insurer has threatened a termination of coverage under any such policies or bonds.

Section 5.24 Limitations on and Disclaimer of Representations and Warranties.  Except for the representations and warranties contained in this Article V, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller. In addition, except as otherwise expressly set forth in this Agreement:

(a) Seller makes no representations or warranties, express or implied, as to the physical condition of the Transferred Personal Property;

(b) Seller makes no representations or warranties, express or implied, of any type or nature with respect to the physical condition of the Transferred Real Property which are being sold “AS IS,” “WHERE IS” without recourse and with all faults, without any obligation on the part of Seller;

(c) Seller makes no representations or warranties to Purchaser as to whether, or the length of time during which, any accounts relating to Assumed Deposits will be maintained by the owners of such Assumed Deposits at the Branches after the close of business on the Closing Date (provided that this clause (c) shall not limit any other representations and warranties of Seller set forth herein); and

(d) Seller disclaims and makes no representations or warranties whatsoever with respect to the Branches, Transferred Assets or Assumed Liabilities, express or implied, including any representations or warranties with respect to merchantability, fitness, title, enforceability, collectability, documentation or freedom from Liens (in whole or in part).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed, Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty), as follows:

Section 6.1 Organization.  Purchaser is a national banking organization, duly organized, validly existing and in good standing under the laws of the United States.  Purchaser has all the requisite corporate power and corporate authority, as well as all requisite licenses, franchises, permits, qualifications and similar permissions and authorities, to own the Transferred Assets, assume the Assumed Liabilities and to carry on the Transferred

Operations and is duly qualified to do business in and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership of the Transferred Assets and the conduct of the Transferred Operations requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

Section 6.2 Authority; Capacity.  Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto.  This Agreement and any instruments or other documents executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser and, assuming due authorization, execution and delivery by Seller, this Agreement and the instruments and documents executed pursuant hereto constitutes, or when executed will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

Section 6.3 Consents and Approvals

(a) None of Purchaser or any of its Affiliates is required to obtain any order, permit, consent, approval or authorization of, nor required to make any material declaration or filing with, any Governmental Entity or third-party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby, except the approvals or non-objections of the Governmental Entities set forth on Schedule 6.3(a) (such approvals, the “Purchaser Regulatory Approvals”).

(b) To Purchaser’s Knowledge, (i) there are no pending or threatened disputes, actions, proceedings or controversies between Purchaser or any of its Affiliates, on the one hand, and any Governmental Entity, on the other, including with respect to capital requirements and (ii) neither Purchaser nor any of its Affiliates is currently, or would reasonably be expected to be, the subject of supervisory or enforcement actions, penalty requirements or investigations by any Governmental Entity, that, in each of clauses (i) and (ii), would reasonably be expected to (A) materially impede, delay or prevent Purchaser from being able to perform its obligations under this Agreement in all material respects or (B) impair the validity or consummation of this Agreement or the transactions contemplated hereby.  Neither Purchaser nor any of its Affiliates has received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and neither Purchaser nor any of its Affiliates has reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not timely grant or issue its consent or approval.

(c) As of the Closing, assuming receipt of the Acceptable Financing, both independently and after giving effect to the transactions contemplated hereby (on a pro forma basis):  (i) Purchaser will be at least “well-capitalized”, as defined in the FDI Act; and (ii) Purchaser will meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser.

(d) The deposits of Purchaser are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due by Purchaser except as would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

(e) Purchaser was rated at least satisfactory following its most recent CRA examination by the regulatory agency responsible for its supervision and has neither been informed nor does it have Knowledge that it will not maintain at least a satisfactory rating following its next CRA examination.  Purchaser has received no notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

Section 6.4 No Breaches; Defaults.  Assuming the receipt of all regulatory approvals referenced in Section 6.3(a), the execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and the consummation of the transactions contemplated by this Agreement, will not constitute:  (i) a breach or violation of or default under any Applicable Law or any governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation or default would reasonably be expected to materially impede, delay or prevent Purchaser from being able to perform its obligations under this Agreement in all material respects, or (ii) a breach or violation of or a default under the articles of association  or bylaws of Purchaser.

Section 6.5 Compliance with Laws and Regulations.  As of the date hereof, Purchaser has no Knowledge of any fact or circumstance that would reasonably be expected cause any Governmental Entity to impede, delay or prevent Purchaser from consummating the transactions contemplated hereby, other than obtaining the Acceptable Financing.

Section 6.6 Litigation and Related Matters.  There are no actions, complaints, petitions, suits, or other proceedings, or any decree, judgment, order or ruling entered, promulgated or pending, whether civil, criminal or administrative, pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or any of its Affiliates that would reasonably be expected to (i) materially impede, delay or prevent Purchaser from being able to perform its obligations under this Agreement or (ii) impair the validity or consummation of this Agreement or the transactions contemplated hereby.

Section 6.7 Financing.  On the Closing Date, assuming receipt of the Acceptable Financing, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make the Closing Payment (if any is required to be paid by Purchaser) and to promptly pay any other amounts to be paid by it under this Agreement.

Section 6.8 Reserved.

Section 6.9 No Brokers or Finders.  Except for the Persons set forth on Schedule 6.9, whose fees will be paid by Purchaser or one of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates that might be entitled to any fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby.

Section 6.10 Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Article VI, neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of the Transferred Operations Prior to the Closing.  (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as expressly contemplated by this Agreement or required by Applicable Law, Seller (i) will, with respect to the Transferred Operations, the Branches, the Transferred Assets and the Assumed Liabilities, use its reasonable best efforts to preserve its business relationships with Business Employees, depositors and the obligors of Transferred Loans and other third Persons with whom the Transferred Operations maintains relationships, (ii) will maintain the Branches in their current condition, ordinary wear and tear excepted, and (iii) will use its reasonable best efforts to conduct the Transferred Operations and preserve the Transferred Assets in the ordinary course of business consistent with past practice.

(b)           From the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as (i) otherwise expressly contemplated by this Agreement, (ii) consented to in writing in advance by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), or (iii) required by Applicable Law, Seller shall not:

(1) except as disclosed on Section 7.1(b)(1), (A) increase or agree to increase the compensation or benefits payable to the Business Employees, other than increases in the ordinary course of business that do not increase the aggregate cash compensation for Business Employees by more than 3% on an annualized basis or for any individual Business Employee by more than 20% on an annualized basis; or (B) amend any Employee Plan or enter into any agreement or arrangement that would be an Employee Plan if it existed as of the date hereof with respect to the Business Employees; provided, however, that nothing in this Section 7.1(b)(1) shall limit the ability of Seller or any of its Affiliates to adopt, modify, amend or terminate any employee benefit plan, program, policy, arrangement or practice that is or may become applicable to the employees of Seller generally to the extent that such adoption, modification, amendment or termination does not result in any material increase in Liability to Purchaser;

(2) (A) transfer any Business Employee to another branch, facility or office of Seller or any of its respective Affiliates which is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Business Employee to any Branch other than on an as-needed basis to fill a vacancy in the ordinary course of business and consistent with past practice;

(3) hire any employee for any of the Branches other than to fill a vacancy in the ordinary course of business and consistent with past practice, including, with respect to the type of position filled and the compensation and benefit levels of such employee;

(4) terminate any Business Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(5) amend, terminate, extend or materially modify any Real Property Lease; provided, however, that Seller may extend any such Real Property Lease if, in its reasonable business judgment, Seller determines such extension is necessary to deliver the Branch on the Closing Date as a fully operative branch banking operation or to avoid the deemed waiver of any right to extend the term of such lease and the rent under such Real Property Lease is not materially increased;

(6) make or agree to make any capital expenditure in respect of the Transferred Assets or the Assumed Liabilities, except (A) for normal maintenance or refurbishing purchased or made in the ordinary course of business consistent with Seller’s past practices or (B) in connection with an act of God, terrorism, war, vandalism or other similar state of emergency or to comply with any requirements of any permits or licenses that are reasonably necessary for the operation of a Branch or to the extent reasonably necessary to redress any human health and safety issues;

(7) make or agree to make any material improvements to the Branches, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(8) place, or knowingly permit to be placed, any Lien (other than a Permitted Lien) upon any of the Transferred Assets;

(9) fail to maintain the Business Premises in a condition in all material respects substantially the same as of the date of this Agreement, ordinary wear and use excepted;

(10) amend, terminate, extend or materially modify in any manner materially adverse to Seller any other Assumed Agreement;

(11) close, sell, consolidate or relocate or materially alter any of the Branches, or otherwise file any application or give any notice to relocate or close any Branch;

(12) establish or price the Assumed Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), subject to the limitation in (13) below;

(13) make any material change outside the ordinary course of business consistent with Seller’s past practices and in response to competitive trends in the Designated Footprint to its policies for setting interest rates and other business terms on any category of deposits offered at any Branch, or offer interest rates or terms on any category of deposits offered at any Branch that are materially less favorable to the Seller than the rates or terms offered by Seller or its Affiliates in the United States outside of the Designated Footprint; or disseminate any advertisements or general customer communications relating to deposit rates without providing Purchaser a copy thereof;

(14) transfer to or from any Branch or from any of Seller’s other operations or branches any material Transferred Assets or any Assumed Deposits, except pursuant to an unsolicited customer request where it would be consistent with Seller’s bona fide policies to honor such request;

(15) amend or modify, including by entering into any forbearance agreement with respect to, any Transferred Loan in any manner adverse to Seller or in any manner other than in the ordinary course of business and consistent with the loan policies of Seller;

(16) originate any loan at a Branch or that is attributed to a Branch, except in the ordinary course of business consistent with Seller’s approved lending policies as existed on the date hereof;

(17) sell, transfer, assign, encumber or otherwise dispose of or enter into any Contract to sell, transfer, assign, encumber or dispose of any of the Transferred Assets or Assumed Deposits existing on the date hereof, other than in the ordinary course of business consistent with past practice;

(18) (A) introduce new products or market promotions at any Branch other than market promotions which are consistent with Section 7.1(b)(13) and in the ordinary course of business consistent with Seller’s past practices; provided, however, that in no event shall Seller offer any “teaser” interest rates in the course of introducing any new market promotion permitted under this Section 7.1(b)(18); (B) issue new or extend existing certificate of deposits providing for an interest rate higher than the 90th percentile of banks surveyed in the Designated Footprint through Informa Research Services, Inc. for certificates of deposit of like term for the same period; or (C) issue new or extend existing certificates of deposits such that the percentage of the Assumed Deposits constituting certificates of deposit exceeds twenty-seven percent (27%);

(19) release, compromise or waive any material claim or right that is part of the Transferred Assets or the Assumed Liabilities;

(20) settle or compromise any litigation or investigation if such settlement or litigation would reasonably be expected to impose any Liability on the Transferred Assets or Purchaser or any of its Subsidiaries (other than any settlement or compromise providing solely for the payment of money damages that is not an Assumed Liability);

(21) knowingly take any action that, or omit to take any action that if not taken, would reasonably be expected to (A) have a material adverse effect on the ability of any party hereto to obtain the Regulatory Approvals, (B) have a material adverse effect on the ability of any party hereto to obtain any consent required pursuant to this Agreement, (C) result in the failure of a condition set forth in Article X or (D) result in any of the covenants contemplated hereby not being satisfied;

(22) except as permitted by this Section 7.1(b), knowingly take any action materially impairing Purchaser’s rights in any Assumed Deposit or Transferred Asset; or

(23) agree or commit to take any of the actions listed in the foregoing clauses (1) through (22).

Section 7.2 Access to Properties and Records Relating to the Transferred Operations.  (a) To the extent permitted by Applicable Law, from the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller will provide to Purchaser and to its officers, accountants, counsel, and other representatives reasonable access during normal business hours to the properties, books, Contracts and records of Seller to the extent relating primarily to the Transferred Operations for purposes related to the consummation of the transactions contemplated by this Agreement; provided, however, that such access shall be at reasonable times and upon reasonable prior notice and shall not disrupt the personnel and operations of Seller; provided, further, that Purchaser’s access to Tax Returns filed by or otherwise relating to Seller shall be governed by Article IX.  All requests for access to such offices, properties, books, and records shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  In addition, between the date hereof and the Closing Date, Seller agrees to use its reasonable best efforts to obtain any additional or missing documentation or other information from Banking Customers relating to compliance with bank secrecy and anti-money laundering laws and regulations, and to include such documentation or other information in Seller’s customer files (and such files shall be included in the Transferred Books and Records), in each case upon the reasonable request of Purchaser, which documentation or other information Purchaser may identify in the course of its review of such customer accounts.

(b) Following the Closing, Purchaser will grant Seller and its representatives reasonable access during normal business hours to all books, records and other data related to the Transferred Operations and to the Transferred Operations Employees (including making such persons reasonably available to Seller for depositions, witness preparation, trial preparation and fact-gathering, but excluding any proceedings, or threatened proceedings, between Seller or one or more of its Affiliates, on the one hand, and Purchaser or one or more of its Affiliates, on the other hand) upon reasonable prior notice and provided such access shall not disrupt the personnel and operations of Purchaser and its Affiliates, if such access is reasonably deemed necessary or desirable by Seller in connection with its tax, regulatory, litigation, contractual or other legitimate noncompetitive matters.  Nothing in the foregoing shall prevent Seller from seeking to make such persons available via subpoena or other legal or similar process.

(c) Following the Closing, Seller will grant Purchaser and its representatives reasonable access during normal business hours to any Excluded Books and Records retained by Seller or its Affiliates upon reasonable prior notice to the extent the information set forth therein relates to the Transferred Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser’s operation or administration of the Transferred Operations, or is reasonably deemed necessary by Purchaser in order to comply with Applicable Law or in connection with its tax, regulatory, litigation, contractual or other legitimate noncompetitive matters.

(d) Each of Seller and Purchaser agrees to, and shall cause its applicable Affiliates to, with respect to all books and records pertaining to the Transferred Operations, the Transferred Assets or the Assumed Liabilities (i) retained by Seller or any of its Affiliates and not directly or indirectly transferred to Purchaser or any of its Affiliates, or (ii) received, directly or indirectly, by Purchaser or any of its Affiliates, as the case may be, retain all such books and records under such Party’s control or possession for not less than seven (7) years following the Closing and thereafter shall retain such books and records in accordance with Applicable Law and such Party’s then-applicable document retention policies and procedures.

(e) Notwithstanding anything in this Agreement to the contrary, Purchaser agrees and acknowledges that to the extent the books and records pertaining to the Transferred Operations, the Transferred Assets or the Assumed Liabilities include materials subject to attorney-client privilege, neither Seller nor any of its Affiliates is waiving or will be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges solely as a result of transferring or sharing such books and records.

Section 7.3 Efforts; Regulatory Filings and Other Actions.  (a) Each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other Parties in connection with the foregoing.  Without limiting the generality of the foregoing, each of the Parties shall use its reasonable best efforts to: (i) obtain all Regulatory Approvals as promptly as practicable, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iii) effect all other necessary registrations and filings, if any, and (iv) fulfill all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement set forth in Article X.  Notwithstanding anything to the contrary contained herein, nothing in this Section 7.3 shall be deemed to modify the level of efforts Purchaser is required to use to obtain the Acceptable Financing, which is addressed in Section 7.17.

(b) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of Section 7.3(a), Purchaser agrees, and shall cause its Subsidiaries, to take any and all actions, including a Remedial Action or a Capital Action, to the extent necessary to (i) obtain any Purchaser Regulatory Approvals; and (ii) avoid or eliminate each and every impediment to obtaining any Purchaser Regulatory Approvals; in each case of clauses (i) and (ii) to cause the transactions contemplated by this Agreement to be consummated prior to the Outside Date (but not including any actions that would constitute or result in a Burdensome Condition).  For purposes of this Section 7.3(b), “Remedial Action” shall mean (x) promptly complying with or asking for modification of any request for information by any Governmental Entity; (y) offering, negotiating, committing to and effecting, by agreement, consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any Transferred Assets, Assumed Deposits or Branches or any existing deposits, loans, branches or operations of Purchaser or its Affiliates and (B) any other restrictions on the activities of Purchaser and its Affiliates; and (z) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling, that would adversely affect the ability of Purchaser to consummate the transactions contemplated hereby and taking any and all actions to prevent the entry, enactment or promulgation thereof.  For purposes of this Section 7.3(b), “Capital Action” shall mean (x) committing to any Governmental Entity with regulatory or supervision authority over Purchaser to maintain capital levels and capital ratios at a level specified by such Governmental Entity, either formally or informally, and either currently or as a result of the transactions contemplated by this Agreement, (y) creating a capital plan that is acceptable to any Governmental Entity with regulatory or supervision authority over Purchaser, either by entering into a new capital plan or modifying an existing capital plan and (z) taking all actions reasonably necessary, including by raising capital through a public or private equity or debt offering, fully to satisfy and achieve the regulatory capital expectations of any Governmental Entity with regulatory or supervision authority over Purchaser; provided that for the avoidance of doubt, this Section 7.3(b) shall not require

Purchaser or any of its Affiliates to arrange or obtain or commit to arrange or obtain Financing that is not Acceptable Financing.

(c) In furtherance, and not in limitation, of the covenants set forth in Section 7.3(a) and Section 7.3(b), each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Regulatory Approvals as promptly as practicable, including promptly agreeing to take and taking any other actions required by any Governmental Entity (other than those actions that would constitute or result in a Burdensome Condition) with respect to any Regulatory Approval (i) to the extent necessary to consummate the transactions contemplated hereby as promptly as practicable or (ii) to avoid a decision by a Governmental Entity to open an in-depth investigation or to cause a Governmental Entity to close its investigation as promptly as practicable; provided, however, that notwithstanding anything in this Agreement to the contrary, in connection with Seller’s compliance with its obligations in this Section 7.3(c), none of Seller or any of its Affiliates shall be required to agree to open bank branches, offer new products, sell, divest, dispose of or hold separate any assets or businesses or otherwise take or commit to take any action that would reasonably be expected to be materially adverse to the businesses, product lines or assets of Seller from and after the Closing.  The Parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as reasonably possible, all applications, notifications and report forms as may be required by Applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable state, federal or foreign regulatory agency, and the Parties will use their reasonable best efforts to obtain such approvals and accomplish such actions as expeditiously as possible; provided that within forty-five (45) days after the date hereof, each Party will file or cause to be filed any application, notice or report required to be filed by such Party or any of its Affiliates with any Governmental Entity with respect to any Regulatory Approval or otherwise required in connection with the transactions contemplated hereby and will use its reasonable best efforts to obtain a waiver from any applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith.

(d) Notwithstanding the foregoing and anything else in this Agreement, nothing contained herein shall be deemed to require Purchaser or its Affiliates to (and Seller shall not without Purchaser’s prior written consent agree to) take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining any Regulatory Approval and any other permits, consents approvals and authorizations of Governmental Entities that would reasonably be expected to have a material adverse effect on the business, operations, results of operations or the financial condition of Purchaser (measured relative to Purchaser’s business as a whole) (a “Burdensome Condition”).

(e) Each of the Parties shall, subject to Applicable Law, (i) permit counsel for the other Parties to review in advance of submission, and consider in good faith the views of the other Parties in connection with any proposed written communication to any Governmental Entity in connection with the transactions contemplated hereby, and (ii) provide counsel for the other Parties with copies of all filings made by such Party, and all material correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Transferred Operations (or any aspect thereof), (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns (including with respect to the Retained Businesses).  Each Party agrees that it will use reasonable best efforts to keep the other Parties fully informed with respect to all applications and developments related thereto, and, where reasonably practicable under the circumstances, give the other Parties reasonable advance notice of, and whenever appropriate, invite the other Parties (and give due consideration in good faith to any reasonable request of the other Parties) to participate in, any meetings or discussions held with any Governmental Entity; provided that such participation is not objected to by such Governmental Entity.  The Parties further covenant and agree mutually to identify the most expedient method of effecting, as promptly as practicable, the legal transfer of all of the Transferred Assets and the Assumed Liabilities to Purchaser, and each Party further covenants and agrees to use its reasonable best efforts to so effectuate such transfer, subject to the terms and conditions of this Agreement.  Each Party further covenants and agrees not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties.

(f) To the extent permitted by Applicable Law, and to the extent of a Party’s Knowledge, each Party shall advise the other Parties of any governmental complaints, investigations, proceedings or hearings (or communications indicating that the same may be contemplated) that would reasonably be expected to materially impede, delay or prevent the consummation of the transactions contemplated by this Agreement.  The Parties further covenant and agree that (i) with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use their respective reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and (ii) in the event that any action, suit, proceeding or investigation is commenced after the date hereof challenging any of the Parties’ rights to consummate the transactions contemplated by this Agreement, the Parties shall use their reasonable best efforts to contest such action, suit, proceeding or investigation.

(g) Each Party represents, warrants and agrees that any information furnished by it for inclusion in any regulatory application will to its Knowledge be true and complete in all material respects as of the date so furnished.

Section 7.4 Further Assurances.  The Parties agree that, from time to time, before, on or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purposes and intents of this Agreement.  To the extent any Transferred Assets are currently held by an Affiliate of Seller, Seller shall enter into such agreements as are necessary in order to transfer the Transferred Assets to Seller on or before the Closing Date, or otherwise ensure such Transferred Assets will be sold, transferred and assigned to Purchaser at the Closing, subject to the satisfaction of all conditions precedent to the Closing.

Section 7.5 Confidentiality.  (a)  From the date of this Agreement and continuing thereafter, each Party shall, and shall cause their respective Affiliates, employees and representatives to, keep, treat and hold any and all confidential or proprietary information, knowledge and data of or pertaining to the other Party (including such information, knowledge and data relating to the Seller and its Affiliates) (such information, knowledge and data, the “Confidential Information”) confidential (and not disclose or provide access to any Person) and not use any Confidential Information except as contemplated by Section 7.3 and, in the case of Purchaser, to operate or otherwise in connection with the Transferred Operations, the Transferred Assets, the Assumed Liabilities and the Branches after the Closing; provided, however, that either Party may disclose Confidential Information to another Person (i) with the prior written consent of the other Party, (ii) to the extent required by Applicable Law, (iii) during the course of litigation, so long as the disclosing party uses commercially reasonable efforts to ensure that the party receiving such information treats the information in a confidential manner and in accordance with the terms hereof, (iv) to any taxing authority, (v) to any Governmental Entity in response to a regulatory or legal process or request and (vi) to its legal counsel, accountants, investment advisers, investment bankers, banks, other representatives and their advisors who need to know such information for the purpose of assisting the disclosing party in their capacity as such so long as the disclosing party causes such persons to treat the information in a confidential manner and in accordance with the terms hereof (it being understood that the disclosing party shall be responsible for any breach of the terms of this Section 7.5 by such persons).  Notwithstanding the foregoing, in the event that either Seller or Purchaser or its representatives intend to disclose information pursuant to clause (ii) or (iii) above, such party shall, or shall cause its representative to, to the extent reasonably practicable and permitted by Applicable Law, (x) provide Purchaser or Seller, as the case may be, with reasonable written notice of such requirement sufficiently in advance of disclosing such information so that Purchaser or Seller, as applicable, may seek a protective order or other remedy at its sole expense, (y) in the event that such protective order or other remedy is not obtained, furnish only that portion of such Confidential Information that is legally required to be provided and exercise commercially reasonable efforts to obtain assurances that confidential treatment will be afforded to such Confidential Information and (z) use commercially reasonable efforts to promptly furnish to Purchaser or Seller, as applicable, a copy (in whatever form or medium) of such Confidential Information that it intends to furnish or has furnished.  The foregoing sentences in this Section 7.5(a) shall not apply to any information, knowledge or data that (A) at the time of disclosure is publicly available or becomes publicly available through no breach of this Section 7.5(a), or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality pursuant to this Section 7.5(a), so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the party whose Confidential Information is disclosed or (B) in the case of Purchaser, was independently developed by Purchaser or on Purchaser’s behalf without the use of Confidential Information or was available to Purchaser or its Affiliates, employees or representatives on a non-confidential basis prior to its disclosure to such Person by Seller.  On and after the Closing Date, the obligations under this Section 7.5(a) shall remain in full force and effect.  Furthermore, if, for any reason, the transactions contemplated by this Agreement are not consummated, this Section 7.5(a) shall nonetheless continue in full force and effect.  For the avoidance of doubt, Section 13.4 shall apply to any breach or threatened breach of this Section 7.5(a) by either Party or its Affiliates, employees or representatives.

(b) Purchaser acknowledges that the Confidential Information may include nonpublic personal information (“Nonpublic Personal Information”), as such term is defined in Title V of the Gramm-Leach Bliley Act of 1999 or any successor federal statute and the rules and regulations thereunder, all as may be amended or supplemented from time to time.  Nonpublic Personal Information may also be subject to other Applicable Laws relating to the disclosure or use of personal information.  Prior to the Closing, in the event that Purchaser is furnished with Nonpublic Personal Information and Purchaser becomes aware of any actual or suspected unauthorized access to Nonpublic Personal Information (an “Incident”), Purchaser and Seller will reasonably cooperate to take appropriate actions to contain, mitigate and remediate the Incident, including notification to Seller as soon as reasonably possible.

(c) In the event that this Agreement is terminated by Purchaser or Seller pursuant to Article XI, each Party will promptly return to the other Party or, at the option of such other Party, destroy all Confidential Information and any other document, report or information prepared by or held by the Party or its representatives containing or based in whole or in part upon the Confidential Information and certify said destruction to the other Party in writing.  Notwithstanding the foregoing, each Party and its representatives shall be permitted to retain (i) Confidential Information to the extent it is “backed-up” on its or their (as the case may be) electronic information management and communications systems or servers and is not available to an end user and (ii) one copy of all Confidential Information to the extent a Party or its applicable representative is required by Applicable Law to retain such Confidential Information, provided that such copies will be held by Party or its applicable representative and kept confidential subject to the terms of this Section 7.5.

(d) As of the date of this Agreement, the Confidentiality Agreement shall be terminated; provided, however, that such termination shall not affect any claims for breaches thereof that occurred prior to such termination.

(e) During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement, neither Seller nor any of its Affiliates shall take any action to, directly or indirectly, encourage, initiate or conduct discussions or negotiations with, or provide any non-public information to, or enter into any agreement or consummate any transaction with, any Person other than Purchaser and its Affiliates and representatives concerning or in contemplation of a sale or other transfer of any of the Branches or , except in the ordinary course of business in amounts that are not material, the Transferred Assets or, except in the ordinary course of business in amounts that are not material, an assignment and assumption of any of the Assumed Liabilities, in each case other than informing Persons of the existence of the provisions contained in this Section 7.5(e).

Section 7.6 Publicity; Notices.

(a) Until the Closing Date, the Parties shall coordinate with each other as soon as practicable in advance as to the form and content of any external written communication, including any written communication intended for dissemination or to reach, or reasonably expected to be disseminated to or to reach, members of the public or Banking Customers regarding the transactions contemplated by this Agreement.  None of the Parties shall disseminate any such written communication without adequate advance notice and the prior written approval of the other Parties, which approval shall not be unreasonably withheld, delayed or conditioned, except that nothing contained in this Agreement shall prevent the Parties from making any and all public disclosures legally required to comply with any applicable securities laws or regulations or requests of Governmental Entities; provided that to the extent reasonably possible under the circumstances, the Party making such disclosure consults with the other Parties, and considers in good faith the views of the other Parties, before doing so; provided, further, that, notwithstanding anything to the contrary herein, communications to Banking Customers that are required by Applicable Law shall only require advance notice to the other Party, and speeches or interviews by either Party shall not require advance notice to or approval from the other Party.

(b) Prior to the Closing or the earlier termination of this Agreement, Seller shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Seller, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect or (ii) a material failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him under this Agreement; provided, however, that no such notification shall affect the representations and warranties of the Party giving such notice, the indemnification by the Party giving such notice pursuant to Article XII or the conditions to the performance by the Parties hereunder.

Section 7.7 Updated Schedules; Opt Out Loans and Opt Out Deposits.  (a) (i) On or before the tenth (10th) day following the end of each calendar month between the date hereof and the Closing Date and (ii) on the fifth (5th) day prior to the Closing Date anticipated by the Parties, Seller shall deliver to Purchaser updated versions of the following schedules so that they are complete and correct as of the last day of the immediately preceding month:  Schedule 1.1(a) (Assumed Deposits), Schedule 1.1(c) (Excluded Deposits), Schedule 1.1(g) (Transferred Debit Card Rewards Program Accounts), Schedule 1.1(h) (Transferred Overdrafts), Schedule 1.1(f) (Security Deposits), Schedule 2.1(a)(3) (Transferred Personal Property), Schedule 2.1(a)(4) (Personal Property Leases), Schedule 2.1(a)(6) (Transferred Loans) and Schedule 2.1(a)(8) (Assumed Letters of Credit).  Except with respect to deposits and loans associated with any Retained Business, Schedule 1.1(c) (Excluded Deposits) shall exclude deposits to the extent such deposits are associated with a Transferred Loan and such deposits shall be included on Schedule 1.1(a) (Assumed Deposits); and Schedule 1.1(a) (Assumed Deposits) shall exclude deposits to the extent such deposits are associated with an Excluded Loan and such deposits shall be included on Schedule 1.1(c) (Excluded Deposits).

(b) In connection with delivery of the Final Closing Statement Seller shall deliver to Purchaser updated versions of the following schedules, so that they are complete and correct as of the Effective Time (such schedules, collectively, the “Final Schedules”):  Schedule 1.1(a) (Assumed Deposits), Schedule 1.1(c) (Excluded Deposits), Schedule 1.1(g) (Transferred Debit Card Rewards Program Accounts), Schedule 1.1(h) (Transferred Overdrafts), Schedule 1.1(f) (Security Deposits), Schedule 2.1(a)(3) (Transferred Personal Property), Schedule 2.1(a)(4) (Personal Property Leases), Schedule 2.1(a)(6) (Transferred Loans) and Schedule 2.1(a)(8) (Assumed Letters of Credit).

(c) Seller and Purchaser agree that the updated versions of the Schedules in Section 7.7(a) and Section 7.7(b) shall be prepared in accordance with the definitions in this Agreement and using the same methodology and criteria used in preparing the Schedules attached to this Agreement.

(d) Opt Out Loans and Risk Loans.  Purchaser may, in its sole discretion, by written notification to Seller at least ten (10) Business Days prior to the Closing Date, designate (i) Loans with an aggregate unpaid principal balance, which together with the other Excluded Loans included in clauses (ii) through (vi) of the definition of “Excluded Loans,” equal up to $40  million (the “Opt Out Cap”) in the aggregate (such Loans, if any, the “Opt Out Loans”) and (ii) any Loans (A) if Purchaser, based on its diligence of such Loans, reasonably believes, with the concurrence of counsel, that such Loans are related to or part of a customer relationship that involves any actual or potential violation of or noncompliance with bank secrecy and anti-money laundering laws and regulations or (B) where Seller has not provided to Purchaser such customer information as is required to be maintained by a bank with respect to compliance with such laws and regulations (the “Risk Loans”); provided that notwithstanding the foregoing, Purchaser may, in its sole discretion, designate as Opt Out Loans or Risk Loans any Loans that were added to the updated version of Schedule 2.1(a)(6) delivered by Seller pursuant to Section 7.7(a) on the fifth (5th) day prior to the Closing Date anticipated by the Parties, by written notification to Seller at least three (3) Business Days prior to the Closing Date, subject in the case of the Opt Out Loans to the Opt Out Cap.  The Parties agree that Schedule 2.1(a)(6) shall be amended as of the Closing to exclude any such Opt Out Loans and Risk Loans.  Seller shall provide Purchaser reasonable access to documentation and personnel reasonably required to enable Purchaser to exercise its rights under this Section 7.7(d).

(e) Opt Out Deposits.  Purchaser may, in its sole discretion, by written notification to the Seller at least ten (10) Business Days prior to the Closing Date, elect to exclude from the Assumed Deposits (i) any certificates of deposit to the extent certificates of deposit constitute more than twenty-seven (27)% of the Assumed Deposits as of the Closing, (ii) any certificates of deposit, other than up to $25 million of existing five-year certificates of deposits renewed after the date of this Agreement with an interest rate not in excess of one and one-tenth percent (1.10%), originated or extended between the date hereof and the Closing Date with an interest rate in excess of the greater of (A) one percent (1%) or (B) seventy-five (75) basis points above the one year LIBOR swap rate as reported on Bloomberg; provided that the Closing Premium and the Final Premium shall still be applied to such certificates of deposit (but only to the extent the aggregate certificates of deposit included in the Assumed Deposits of the Closing do not exceed twenty-seven (27%)), and (iii) any deposits (A) if Purchaser, based on its diligence of such deposits, reasonably believes, with the concurrence of counsel, that such deposits are related to or part of a customer relationship that involves any actual or potential violation of or noncompliance with bank secrecy and anti-money laundering laws and regulations) or (B) where Seller has not provided to Purchaser such customer information as is required to be maintained by a bank with respect to depositors under such laws and regulations (such deposits, if any, the “Opt Out Deposits”); provided that if the aggregate balance of the Opt Out Deposits under clause (iii) above exceeds $10 million, Seller may request, and upon such request Purchaser shall be obligated to provide, a reasonably detailed written explanation for the basis of its exclusion.   The Parties agree that Schedule 1.1(a) shall be amended as of the Closing to exclude any such Opt Out Deposits.  Seller shall provide Purchaser reasonable access to documentation and personnel reasonably required to enable Purchaser to exercise its rights under this Section 7.7(e).

(f) Additional Information.  On or before the tenth (10th) Business Day following the end of each calendar month between the date hereof and the Closing Date, Seller also agrees to provide Purchaser with a report regarding (i) new Loans that have been originated at the Branches during the month preceding such report, and (ii) the status as of month’s end of new Loans that may be in process but have not yet been finalized.  Within twenty (20) days following the end of each calendar month between the date hereof and the Closing Date, Seller also agrees to provide Purchaser (A) with respect to the Loans as of the last day of such month, information regarding payments received by Seller, interest accrued, loans paid in full and other information that may be reasonably requested by Purchaser in connection with the contemplated transfer of the Transferred Loans at the Closing; (B) a deposit tape setting forth the deposits booked at the Branches as of the last day of such month together with the account control number, name of the depositor, activity relating to such account, interest rate, accrued but unpaid interest and other information that may be reasonably requested by Purchaser in connection with the contemplated assumption of the Assumed Deposits at the Closing; (C) a form of Closing Statement in the form attached as Exhibit 3.1(a) setting forth the Closing Payment based on Seller’s reasonable, good faith estimates of the value of the Transferred Assets and Assumed Liabilities as of last calendar day of such month and prepared in accordance with GAAP, consistently applied; (D) a list of deposits, if any, that have been transferred to or from any Branch during such month based on unsolicited customer requests; and (E) an electronic record of Banking Customer addresses in a format reasonable acceptable to Purchaser containing the name and mailing address for each Banking Customer account. Seller agrees to make its representatives reasonably available to discuss each report with Purchaser upon reasonable advance notice and at a time during normal business hours mutually agreed by the Parties.

Section 7.8 Consents and Restricted Assignments.

(a) Assumed Contracts and Personal Property Leases.  Promptly upon the execution of this Agreement and subject to Applicable Law, Purchaser and Seller will reasonably coordinate in good faith in respect of any communications by Seller with the third parties (excluding Governmental Entities, which are exclusively addressed in Section 7.3, and except as otherwise set forth in subsections (b) and (c) of this Section 7.8) whose consent is required to effect the transfer of any Assumed Contract or Personal Property Lease to Purchaser.  If any such consent or approval is not obtained, Seller will use its reasonable best efforts (which shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to secure an arrangement reasonably satisfactory to Purchaser so that Purchaser will receive the benefits under the applicable Contract that the Parties intended would be an Assumed Contract or Personal Property Lease from and after the Closing; provided, however, that Seller shall have no obligation to obtain such consent or approval or to provide such an alternative arrangement other than the undertaking to use reasonable best efforts to obtain the same as set forth in this Section 7.8 and Purchaser shall not be entitled to terminate this Agreement and shall remain obligated to perform all of its obligations hereunder, subject to the other terms and conditions hereof.

(b) Real Property Leases.  Seller shall use its reasonable best efforts (which shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord party to a Real Property Lease, the consent of which is required under the terms of the applicable Real Property Lease for the assignment of such Real Property Lease to Purchaser, to execute in favor of Purchaser a Landlord Consent.  Purchaser shall use its reasonable best efforts to cooperate with Seller’s attempts to obtain each Landlord Consent, but shall not be obligated to pay any consideration or grant any concession in connection therewith.

(1) If, despite Seller’s reasonable best efforts, a Landlord Consent to assignment of a Real Property Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller shall, if permitted without the consent of the landlord under the Real Property Lease, sublease the Business Premises to Purchaser pursuant to a sublease agreement which shall be, to the extent permitted, for the remainder of the existing term of the Real Property Lease and which shall provide for Purchaser to perform all the obligations of Seller under such Real Property Lease and which otherwise shall contain mutually agreeable terms but which sublease shall not be materially less favorable to Purchaser than the Real Property Lease would have been had a Landlord Consent been obtained (a “Sublease Agreement”).

(2) Notwithstanding anything to the contrary contained in this Agreement, if Seller is unable to obtain for Purchaser the right to occupy a Business Premise, whether pursuant to a Landlord Consent or a Sublease Agreement or otherwise, Purchaser shall not be entitled to terminate this Agreement and shall remain obligated to perform all of its obligations hereunder, subject to the other terms and conditions hereof.

(c) IRAs and Keogh Plans.

(1) With respect to Assumed Deposits in IRAs, Seller will use reasonable best efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits

(except self-directed IRA deposits), effective as of the Closing, including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Governmental Entities.  If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby from and after the Closing.

(2) With respect to Assumed Deposits in Keogh accounts, Seller shall use commercially reasonable efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh account and the related Assumed Deposits to Purchaser (or an Affiliate of Purchaser), as trustee or custodian, as the case may be, thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh master plan as a successor to that of Seller, effective at the Closing.  Purchaser (or such Affiliate) will not be required to assume a Keogh account at the Closing unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing. With respect to any owner of a Keogh account who does not adopt Purchaser’s (or such Affiliate’s) form of Keogh master plan, Seller will use reasonable best efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh accounts at the Branches.

(3) If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit Liabilities in respect of an IRA or Keogh account, such deposit Liabilities, which on or prior to the Closing Date shall be set forth on Schedule 7.8, shall be excluded from Assumed Deposits for purposes of this Agreement and shall constitute “Excluded Deposits.”

(d) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Transferred Asset, Assumed Agreement, Assumed Deposits or other Assumed Liability, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of Seller thereunder or be contrary to Applicable Law.  To the extent not otherwise provided for in this Section 7.8, if any such consent or approval is not obtained, Seller will use its reasonable best efforts to secure an arrangement reasonably satisfactory to Purchaser so that Purchaser will receive the benefits under the agreement for which such consent is being sought following the Closing.

Section 7.9 UCC-1 Assignment, Letters of Credit and Other Documents.  (a)  Seller shall use its reasonable best efforts to deliver to Purchaser at the Closing all signed UCC-1 financing statements and UCC-3 assignments of financing statements, endorsed notes, assignments of mortgages in recordable form, participations and all other documentation necessary to effect the assignment of the Transferred Loans and the Assumed Letters of Credit to Purchaser.  The out-of-pocket costs and expenses of preparing and filing any such documentation shall be split equally between Seller and Purchaser.  Purchaser agrees to promptly reimburse Seller for any out-of-pocket costs and expenses that are the responsibility of Purchaser under this Section 7.9(a) upon a request therefor accompanied by reasonably supportive documentation.

(b) In accordance with Article 9 of the UCC, from the date hereof until the Closing Date, Seller shall make all filings of continuation statements necessary to maintain perfection of security interests related to the Transferred Loans and Assumed Letters of Credit.

(c) In the event that, as of the Closing Date, there are any Letters of Credit that would have been Assumed Letters of Credit but for the fact that the beneficiary of any such Letter of Credit does not consent to accept a replacement letter of credit issued by Purchaser (such Letters of Credit, the “Unreplaced Letters of Credit”), then, on the Closing Date, Purchaser and Seller shall enter into a participation agreement in customary form reasonably satisfactory to Purchaser and Seller pursuant to which Purchaser shall acquire and assume all of Seller’s rights and obligations under such Unreplaced Letters of Credit and become entitled to all reimbursements thereunder.

Section 7.10 Transition Coordinators; Cooperation with Transition.  Subject to Applicable Law, from the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller will cooperate with Purchaser to provide current information regarding material activities of the Transferred Operations, and Purchaser and Seller shall cooperate with and assist each other in planning and implementing necessary and appropriate policies and procedures in connection with the transition of the ownership of the Transferred Operations from Seller to Purchaser.  In connection therewith, each of Seller and Purchaser shall as promptly as practicable after the execution of this Agreement designate certain of their respective employees as “Transition Coordinators.”

Section 7.11 Conversion Plan, Data Processing and Related Matters. (a)  The Parties agree to cooperate to employ their reasonable best efforts to plan, execute and complete the Conversion in an orderly and efficient manner pursuant to the Conversion Plan (as defined below).  As promptly as practicable after the date hereof, Purchaser and Seller shall each appoint qualified staff members to act as project managers for the Conversion (each, a “Conversion Project Manager”).  Such Conversion Project Managers shall act as the principal contacts between the Parties on matters relating to the Conversion, and shall coordinate the assignment of personnel as required and generally facilitate the planning, execution and completion of the Conversion pursuant to the Conversion Plan.  In addition to any conversion of the data and systems files as part of the Conversion pursuant to the Conversion Plan, the Parties shall reasonably cooperate in performing such tasks as may be outlined in the Conversion Plan, including the collection and input of relevant data, development of new operating procedures and design of forms, in each case, as mutually agreed by the Parties.  From time to time from the date hereof through the Closing Date, Purchaser may request with reasonable advanced notice reasonable access during normal business hours to the Branches for its representatives in order to effectuate the Conversion pursuant to the Conversion Plan, and Seller shall not unreasonably withhold, condition or delay its consent to such request.

(b) Purchaser and Seller shall each bear all out-of-pocket costs and expenses associated with their respective areas of responsibility as defined in the Conversion Plan, including costs and expenses (including the costs and expenses incurred by Seller or its Affiliates) incurred in converting, moving, storing, archiving, adapting or otherwise transferring or facilitating the transfer of any data, information, securities, records, files and systems from the systems and facilities of Seller and its Affiliates to the systems and facilities of Purchaser and its Affiliates (including costs with respect to computer programs, data processing, deconversion, data extraction, third-party charges and filing fees); provided, however, that, notwithstanding anything to the contrary in this Section 7.11 or otherwise in this Agreement, Purchaser shall not be liable hereunder for any termination fees, penalties or other break costs incurred by Seller or any of its Affiliates as a result of the Conversion; provided, further that Seller shall be responsible only for costs and expenses related to up to four (4) test files and one (1) live conversion file as part of the Conversion and deconversion process and Purchaser shall be responsible for all costs and expenses related to any additional files Purchaser requests or requires.  Each Party agrees to promptly reimburse the other Party for any costs and expenses that are the responsibility of the other Party in accordance with the Conversion Plan upon a request therefor accompanied by reasonably supportive documentation.

(c) In connection with the conversion activities described in subsections (a) and (b) immediately above, and subject to Applicable Law, it is further agreed that:

(1) Purchaser will review, subject to Section 7.2, current operations of the Transferred Operations and Purchaser and Seller shall cooperate and use reasonable best efforts to develop a mutually agreeable written plan within sixty (60) days of the date hereof, or such other date as may be agreed by the Parties (as it may be amended from time to time, the “Conversion Plan”), which Conversion Plan shall (i) set forth the plan, procedures and schedule required fully to effect the Conversion as promptly as reasonably practicable following the Closing (or such other date as may be agreed by the Parties); (ii) include interim target dates for the completion of integral items to the Conversion; and (iii) provide that conversion items integral to the operation of the Transferred Operations, as identified by Purchaser, shall have the earliest target completion dates in the Conversion Plan;

(2) Following the satisfaction or waiver of all conditions set forth in Article X (excluding any such conditions that by their nature are to be satisfied at the Closing, but only if such conditions would be satisfied if the Closing were to occur at such time) the Parties shall cooperate and use reasonable best efforts to implement the Conversion Plan; provided that, for that avoidance of doubt, in no event shall the Conversion take place prior to the Closing;

(3) As of the Closing, Seller will provide Purchaser with existing customer, account and transaction data feeds related to the Transferred Operations in order to allow Purchaser to comply with applicable legal and contractual anti-money laundering and privacy requirements on and after the Closing Date; and

(4) Seller and Purchaser shall cooperate in good faith to create a contingency plan in case Seller and Purchaser are unable to complete the Conversion on or prior to the target date set forth in Section 7.11(c)(1).

(d) The Parties agree to cooperate to schedule arrangements for change in displays and advertisements at the Branches such that on the next Business Day following the Closing Date, no Signage shall be displayed at the Branches, either internally or externally.  To the extent that any Signage shall remain at a Branch, Purchaser shall use its reasonable best efforts to remove such Signage prior to the next Business Day following the Closing Date and to retain such Signage for later collection by Seller.

Section 7.12 Seller Intellectual Property.

(a) Except as provided in this Section 7.12, as of and following the Closing, Purchaser shall, and shall cause its Affiliates to, cease and discontinue promptly after the Closing any and all uses of any and all Intellectual Property and IT Systems owned or licensed by Seller or any of its Affiliates, including any Seller Names.  Except as provided in this Section 7.12, Purchaser acknowledges and agrees that, as of and following the Closing, none of Purchaser nor any of its Affiliates is purchasing, acquiring or receiving a license to, and shall have any right, title or interest in, to or under, or any authority or license to use or allow others to use in any manner whatsoever, any Intellectual Property or IT Systems owned or licensed by Seller or its Affiliates, including the Seller Names.  Without limiting the generality of the foregoing, Purchaser agrees not to use any forms, stationary or other documents bearing Seller’s or any of its Affiliates’ name or logo after the Closing without the prior written consent of Seller, and, if such consent is given, Purchaser shall stamp or otherwise mark all such forms or other documents to which such consent relates in such a way that identifies Purchaser as the party using the form or other document.  Notwithstanding the foregoing and only to the extent that use of labeling, stationery, business forms, supplies, ATM cards, debit cards, gift cards, checks, deposit slips and envelopes (but excluding any advertising, marketing or other promotional materials) existing on the Business Premises, in the inventory of Purchaser or any of its Affiliates or in the possession of a Banking Customer, in each case, that bear a Seller Name as of the Closing (the “Business Material”) cannot be commercially reasonably avoided after the Closing by Purchaser and its Affiliates, Purchaser and such Affiliates shall have the limited, non-transferable, non-sublicensable, royalty-free, non-exclusive right to use and deplete the Business Materials for a thirty (30)-day period following the Closing Date (such right, the “Seller Name License” and such period, the “Transitional Period”); provided, however, that (i) none of  Purchaser or any of its Affiliates shall take any action that could reasonably be expected to impair the value of or goodwill associated with the Seller Names, (ii) Purchaser and its relevant Affiliates shall use the Business Materials and make any use of the Seller Names pursuant to this Section 7.12 in substantially the same forms, and for substantially the same purposes, as Seller had been using such Seller Names in connection with the operation and conduct of the Transferred Operations immediately prior to the Closing, but not including any advertising, marketing or other promotional activities and (iii) Purchaser and its Affiliates shall use their reasonable best efforts to minimize their respective use of the Seller Names and shall cease using the Seller Names on such Business Materials within the Transitional Period.  For the avoidance of doubt, the foregoing activities during the Transitional Period will be for wind-down purposes only, and none of Purchaser or any of its Affiliates shall actively use the Seller Names in any advertising, marketing or other promotional activities during the Transitional Period.

(b) Purchaser, for itself and its Affiliates, acknowledges and agrees that, (i) as between the Parties, Seller and its Affiliates own or have the exclusive right to use any and all of the Seller Names and, except as otherwise expressly provided in this Section 7.12, none of Purchaser or any of its Affiliates shall, as of the Closing, have any rights in or to the Seller Names, (ii) none of Purchaser or any of its Affiliates shall contest the ownership or validity of any rights of Seller or any of its Affiliates in or to the Seller Names, and (iii) none of Purchaser or any of its Affiliates shall adopt, use, register or attempt to register any of the Seller Names or any Trademarks confusingly similar thereto or instruct others to do so.  Purchaser, for itself and its Affiliates, agrees and shall ensure that any use of the Seller Names as permitted in this Section 7.12 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Seller and its Affiliates used such Seller Names prior to the Closing.  Purchaser, for itself and its Affiliates, agrees that, after the Closing, none of Purchaser or any of its Affiliates, will expressly, or willingly by implication, do business as or represent themselves as Seller or any Affiliate of Seller and the personnel of Purchaser or any of its Affiliates shall not, and shall have no authority to, as of and following the Closing, hold themselves out as officers, employees or agents of Seller or any of its Affiliates.

(c) Purchaser, on behalf of itself and its Affiliates, agrees that Purchaser and its Affiliates shall indemnify and hold harmless Seller and its Affiliates from and against all Losses that arise out of, relate to or result from their use of the Seller Names during the Transitional Period.  The Seller Name License shall automatically terminate without notice if Purchaser or any of its respective Affiliates materially breach any term or condition contained in this Section 7.12 that is not cured within ten (10) Business Days’ notice to Purchaser.

Section 7.13 Reserved.

Section 7.14 Escheat Deposits.  No deposits that are Escheat Deposits as of the Closing Date are Assumed Deposits.  Following the Closing, Purchaser shall be solely responsible for properly reporting and transmitting to the applicable Governmental Entity all Escheat Deposits.

Section 7.15 Wrong Pocket Assets.  If at any time or from time to time after each Closing Date, Seller, on the one hand, or Purchaser, on the other, shall receive or otherwise possess any asset (including cash) that should belong to another Person pursuant to this Agreement, Seller or Purchaser agree to promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto.

Section 7.16 Noncompetition.

(a) For a period of two (2) years from the Closing Date, Seller shall not (and shall cause its Affiliates not to), without the prior written consent of Purchaser, directly or indirectly (i) engage in or carry on any Competitive Activities or (ii) have an equity interest in any Person that engages in any Competitive Activities.  “Competitive Activities” means engaging in the business of the Transferred Operations in the Designated Footprint; provided, however, that “Competitive Activities” shall not include (1) acquiring, owning or holding up to 5% of the outstanding securities of any entity whose securities are listed and traded on a national securities exchange or market; (2) holding or exercising rights of ownership with respect to any security in a fiduciary capacity or otherwise for the benefit of a third Person not affiliated with Seller; (3) engaging in state-wide or national general advertising campaigns that are not targeted or directed towards, and only incidentally include, the Designated Footprint (provided, that any such advertising campaigns shall not include broadcasts, publications or other advertising channels if, in Purchaser’s reasonable judgment, Purchaser has determined that the circulations and intended audiences of such broadcasts, publications or other advertising channels are predominantly concentrated inside of the Designated Footprint); or (4) contacts with Seller’s customers located outside the Designated Footprint in the ordinary course of business consistent with past practice that may involve incidental meetings with such customers within the Designated Footprint or phone calls to numbers within the Designated Footprint.  Notwithstanding the foregoing, nothing in this Section 7.16(a) shall affect, limit or prohibit Seller’s activities with respect to the Retained Businesses in any way as conducted on the date of this Agreement.

(b) It is the intent of the Parties that the provisions of this Section 7.16 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provision or portion of this Section 7.16 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.  The Parties acknowledge that damages and remedies at law for any breach of this Section 7.16 may be inadequate and that Purchaser shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Purchaser may have in the event of a breach of this Section 7.16.

Section 7.17 Financing.

(a) Purchaser shall use its reasonable best efforts to arrange and obtain equity, debt or hybrid financing that will be received by Purchaser as soon as reasonably practicable (but which may include bona fide commitments by third Persons to provide any such financing (e.g. standby financing) as long as such commitment provides for the funding of such financing at or in advance of the Closing) (the “Financing”), taking into account the anticipated timing of the Closing and Purchaser’s reasonable commercial judgment, acting in good faith, (i) resulting in net proceeds of the amount set forth on Schedule I , and (ii) on terms and conditions that are no less favorable to Purchaser and its Affiliates than the terms and conditions set forth on Schedule I (the “Acceptable Financing”); provided that notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require Purchaser or its Affiliates to arrange or obtain Financing that is not Acceptable Financing.  If any form of

Acceptable Financing becomes unavailable or it is reasonable anticipated that such form of Acceptable Financing will not be available, Purchaser shall promptly use its reasonable best efforts to arrange for an alternative form of Acceptable Financing as soon as reasonably practicable in accordance with this Section 7.17(a).  Purchaser shall keep Seller reasonably apprised of the status of the Financing.

(b) In furtherance of the foregoing covenant, if Acceptable Financing is available to Purchaser, Purchaser hereby agrees to use its reasonable best efforts to (i) negotiate and enter into definitive agreements with respect to such Acceptable Financing that are otherwise reasonably acceptable to Purchaser and its Affiliates, (ii) satisfy on a timely basis all conditions applicable to such Acceptable Financing in such definitive agreements and (iii) consummate the Acceptable Financing at or prior to the Closing.

(c) Seller shall provide, and shall cause its Subsidiaries and representatives to provide, to Purchaser and its Affiliates and their respective representatives such historical, financial and other business information regarding the Transferred Operations, the Branches, the Transferred Assets and the Assumed Liabilities as Purchaser or its Affiliates may reasonably request and of a type customarily provided by a seller in connection with transactions similar to the Financing, and to provide reasonable cooperation to Purchaser and its Affiliates in connection with any Financing as may be reasonably requested by Purchaser or its Affiliates and that is customary in transactions similar to the Financing, including (i) using reasonable efforts to cause to be prepared and provided to Purchaser or its Affiliates such financial information, data and financial statements of the Transferred Operations, which in the case of financial statements, shall be prepared on a reasonable basis from the books and records of Seller presenting fairly in all material respects the financial position of the Transferred Operations as of the dates presented therein as may be reasonably requested in connection with any Financing, including in connection with any audit; (ii) causing executives then managing the Transferred Operations, to the extent reasonably required, to assist with the preparation of customary materials for rating agency presentations, offering documents, business projections, private placement memoranda, bank information memoranda, prospectuses and similar documents in connection with the Financing and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies (provided that Seller shall not be required to so cause an executive who Purchaser has informed will not be offered employment by Purchaser after the Closing); (iii) using reasonable best efforts to cooperate with and assist Purchaser and its Affiliates in obtaining customary accountants’ comfort letters including “negative assurance” comfort (provided that the relevant financing institutions shall have provided customary representation or engagement letters, as applicable to Seller’s accountants) and consents of accountants for use of their reports in any materials relating to the Financing, legal opinions, appraisals, surveys, title insurance and other customary documentation and items relating to Financing as reasonably requested by Purchaser or its Affiliates; and (iv) executing and delivering, as of the Closing, any other certificates or documents, as may be reasonably requested by Purchaser or its Affiliates; provided that in each case that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller.  Without limiting the foregoing, within thirty (30) days of the Closing Date, Seller shall provide, and shall cause its Subsidiaries and representatives to provide, to

Purchaser and its Affiliates and their respective representatives (i) consolidated balance sheets of the Transferred Operations, and the related consolidated statements of income, cash flow and stockholders’ equity for the two (2) most recently completed fiscal years prior to the Closing Date, in each case certified by the chief financial officer of Seller (and at Purchaser’s election, audited by Seller’s independent auditor), and (ii) unaudited consolidated balance sheets of the Transferred Operations, and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for any interim period prior to the Closing Date, in each case certified by the chief financial officer of Seller (the “Seller Financial Information”).  Seller agrees that such financial statements shall fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Transferred Operations as of the respective dates or for the respective periods therein set forth and shall be prepared in accordance with GAAP or regulatory accepted accounting procedures, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount.  Seller agrees that such financial statements shall be prepared from, and are in accordance with, Seller’s books and records relating to the Transferred Operations.  Purchaser or one of its Affiliates shall, from time to time, promptly reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller (including reasonable fees and disbursements of counsel and accountants) in connection with its compliance with this Section 7.17(c) upon receipt of Seller’s written request therefor with reasonably supporting documentation.  Seller shall promptly notify Purchaser of any material error, mistake or omission in the information provided pursuant to this Section 7.17(c) that it becomes aware of and if requested by Purchaser or its Affiliates will use its reasonable best efforts to promptly correct such error, mistake or omission.  Seller’s obligations to provide the Seller Financial Information are contingent upon Purchaser entering into an indemnification agreement with Seller on customary terms to indemnify the Seller Indemnified Parties against any Losses relating to or arising out of the use by Purchaser of the Seller Financial Information or the fact that Seller has provided Seller Financial Information to Purchaser for such use.

Section 7.18 Debit Card Rewards Program.  Upon the written request of Purchaser on or before June 30, 2014, Seller hereby agrees to terminate, on or prior to the Closing Date, the Debit Card Rewards Program in accordance with its terms and conditions and to pay out any amounts owed by Seller thereunder and all costs associated with the Debit Card Rewards Program and the termination thereof.

Section 7.19 ENSI Agreement.  Upon Purchaser’s written request, Seller hereby agrees to take commercially reasonable efforts to instruct Essex National Securities, LLC to transfer, on or prior to the Closing Date, solely with respect to the Transferred Operations and not the Retained Businesses, all customer accounts related to Seller’s investment program under the ENSI Agreement associated with the Branches, in accordance with the terms and conditions of the ENSI Agreement.  Seller agrees to cooperate with Purchaser in connection with Purchaser’s entering into any replacement agreement with Essex National Securities, LLC with respect to the relationships terminated thereby; provided that Purchaser shall bear all costs and expenses associated with entering into any such replacement agreement.

ARTICLE VIII

EMPLOYMENT AND BENEFIT MATTERS

Section 8.1 Transferred Operations Employees.  (a)  Offers of Employment.  Subject to Applicable Law, at least thirty (30) days prior to the Closing Date and effective as of the Closing Date, Purchaser shall make, and shall use reasonable best efforts to cause to be accepted, a Comparable Job Offer to such Business Employees (excluding Retained Employees) as identified by Purchaser in its reasonable discretion; provided, however, that Purchaser will not elect to exclude any protected class of similarly situated Business Employees.  The Business Employees who receive and accept Purchaser’s offer of employment and commence employment with Purchaser as of the Closing Date (or such later date as set forth below) are referred to herein as the “Transferred Operations Employees.”  With respect to the Transferred Operations Employees who hold work visas, Seller and Purchaser shall cooperate to provide for the transfer of the sponsorship of such visas to Purchaser effective as of the Closing Date (or such later date as set forth below).  Purchaser’s employment of the Transferred Operations Employees shall be deemed to commence at the Effective Time, without regard to whether the Transferred Operations Employee is actively at work on the Closing Date, in the case of an employee who on the Closing Date is absent from work due to vacation, jury duty, funeral leave, sick day or personal day leave.  Notwithstanding the foregoing, to the extent that a Business Employee who has received and accepted Purchaser’s offer is not available to perform services on the Closing Date because on the Closing Date such employee is on short- or long-term disability, workers compensation leave, military leave, leave of absence under the Family Medical Leave Act or other leave of absence approved by Seller or one of its Affiliates (other than vacation, jury duty, funeral leave, sick day or personal day leave), he or she shall remain an employee of Seller or one of its Affiliates; provided that Purchaser shall hire such Business Employee if such Business Employee returns to work no later than the date that is the earlier of (x) the scheduled return date (including any approved extensions thereto) and (y) the date that is six (6) months following the Closing Date, unless such employee is entitled to reemployment under the Uniformed Services Employment and Reemployment Act, in which case Purchaser shall be obligated to hire such employee if such employee’s return date is within twelve (12) months following the Closing Date, and, for purposes of this Agreement, each such employee shall become a Transferred Operations Employee as of the date active employment with Purchaser commences.  Those Business Employees who do not receive or do not accept a Comparable Job Offer from Purchaser shall not be considered Transferred Operations Employees for any purpose of this Agreement.

(b) Termination of Employment with Seller.  As of the Closing Date (or such later date as set forth above), the Transferred Operations Employees shall cease active participation in each Employee Plan and shall have a “separation from service” as that term is defined by Section 409A of the Code.  Seller and/or its Affiliates shall retain all assets and Liabilities for the Business Employees under the Employee Plans, including all Liabilities for all eligible claims for benefits under Employee Plans that are welfare plans that are incurred by the Transferred Operations Employees on or prior to the Closing Date.  For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, business travel accident, disability and workers’ compensation insurance benefits, upon the event giving rise to such benefits; and (ii) health, vision, dental and/or prescription drug benefits, on the date such services, materials or supplies were provided.

(c) Benefits Following the Closing Date.  From the Closing Date through at least the end of the calendar year in which the Closing Date occurs, Purchaser shall provide the Transferred Operations Employees with employee benefit plans and programs that are, in the aggregate, at least as favorable as those that are provided to similarly situated employees of Purchaser. For purposes of determining (i) eligibility to participate in and vesting under any employee benefit plan of Purchaser or its Affiliates, (ii) the perquisites applicable to the Transferred Operations Employees and (iii) for benefit accrual purposes, only for vacation, paid time off and severance benefits, in each case, as applicable, each Transferred Operations Employee shall be credited with the years of service he or she has been credited with under the comparable Employee Plans; provided that such service shall not be credited to the extent such service credit would result in a duplication of benefits for the same period of service.  Purchaser shall use commercially reasonable efforts (A) to waive any preexisting conditions and waiting periods under the welfare benefit plans of Purchaser in which the Transferred Operations Employees are eligible to participate to the same extent that such conditions and waiting periods were waived under the comparable Employee Plan, and (B) to cause such plans to honor any expenses incurred by such Transferred Operations Employees and their eligible dependents under Employee Plans that are welfare benefit plans during the portion of the calendar year in which they become Transferred Operations Employees for purposes of satisfying applicable deductible, co-insurance, maximum out-of-pocket, and similar expenses, to the same extent that such expenses were recognized under the comparable Employee Plan.

(d) Severance.  Seller and/or its Affiliates shall retain and shall satisfy all severance benefits payable to any Business Employees who do not become Transferred Operations Employees (including, without limitation, Business Employees who do not become Transferred Operations Employees due to (x) not having received an offer of employment from Purchaser, (y) having received and rejected an offer of employment from Purchaser, or (z) having received an offer of employment from Purchaser, but having not returned to active employment within the applicable time periods set forth in Section 8.1(a)).  Nothing in this Section 8.1(d) is intended to conflict with the provisions of Section 8.1(f), but in the event of an inconsistency, this Section 8.1(d) shall govern.  Subject to Applicable Law, Seller, its Affiliates and Purchaser shall cooperate to take commercially reasonable steps to reduce, to the extent possible, the likelihood that severance benefits will be required to be paid to any Business Employees who do not become Transferred Operations Employees; provided, however, that, in no event, shall Purchaser or Seller be required to find alternative employment for such employees at Purchaser or Seller or one of their respective Affiliates.

(e) Retirement Plans.  Effective as of the Closing Date, Seller shall take all actions necessary to provide that the account balances of all Transferred Operations Employees under the tax-qualified employee savings plan(s) shall vest in full.  Purchaser shall take all action necessary to permit Purchaser’s tax-qualified employee savings plan(s) maintained in the United States and in which Transferred Operations Employees participate (the “Purchaser 401(k) Plan”)

to accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code), including making commercially reasonable efforts to amend the Purchaser 401(k) Plan to permit such rollover contributions to include rollovers of outstanding loans, from the tax-qualified employee savings plan(s) that are sponsored by Seller or any of its Affiliates.

(f) WARN Act.  The Parties agree to cooperate in good faith, including by sharing information about terminations of employment in a timely manner, to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement.  Purchaser shall be responsible for providing any notice (or pay in lieu of notice) required pursuant to the WARN Act with respect to a layoff or plant closing involving Transferred Operations Employees that occurs on or after the Closing Date.  Subject to Section 8.1(d), Seller and/or its Affiliates shall be responsible for providing any such notice (or pay in lieu of notice) with respect to a layoff or plant closing occurring prior to, on or after the Closing Date and involving Business Employees who do not become Transferred Operations Employees.

(g) Employee Communications.  Any communications by Purchaser or any of its Affiliates with the Business Employees prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement.  Written communications from Purchaser or any of its Affiliates to Business Employees shall be subject to prior review, comment and approval by Seller and its Affiliates.  Seller and its Affiliates shall not make any promises or commitments to the Business Employees with respect to employment by Purchaser or any of its Affiliates or the terms and conditions thereof.

(h) Banking Privileges.  Purchaser agrees to provide each Transferred Operations Employee with the same banking privileges, if any, that Purchaser generally provides to similarly situated employees of Purchaser (i) by job classification or status, (ii) by geographic location and (iii) with credit for the years of service he or she has been employed by Seller or its Affiliates.

(i) No Third-Party Rights.  No provision of this Section 8.1(i) shall (i) create any third-party beneficiary rights in any Business Employee (including any beneficiary or dependent thereof), (ii) amend or alter any benefit plan of Seller, Purchaser or any of their respective Affiliates, (iii) limit the ability of Seller, Purchaser or any of their respective Affiliates to amend or terminate any of their respective benefit plans at any time, or (iv) guarantee any Transferred Operations Employee the right to continued employment for any period of time.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Indemnification.  (a)  Except to the extent reflected as a Liability in the Final Closing Statement, Seller shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Purchaser and its Affiliates harmless from and against any and all Excluded Taxes.  Purchaser shall pay or cause to be paid, shall be liable for, and shall indemnify, defend and hold Seller and its Affiliates harmless from and against any and all Taxes relating to the Transferred Operations or any Transferred Asset or Assumed Liability for the Post-Closing Period other than Excluded Taxes that are the responsibility of Seller under the immediately preceding sentence.

(b) Payment in full of any amount due from Purchaser or Seller under this Section 9.1 shall be made to the indemnified party in immediately available funds within ten (10) Business Days following written notice by the indemnified party that the Taxes to which such payment relates are payable to the relevant Taxing Authority, provided that the indemnifying party shall not be required to make any such payment earlier than three (3) Business Days before the date the payment of such Taxes to the relevant Taxing Authority is due.

(c) The Parties agree to treat the Closing Date as the last day of any taxable period relating to the Transferred Operations or any Transferred Asset or Assumed Liability to the extent permitted under Applicable Law.  When such treatment is not permitted, in the case of Taxes that are payable with respect to a taxable period beginning on or before and ending after the Closing Date, the portion of any such Tax that is attributable to the portion of such period ending on the Closing Date:

(1) except as provided in Section 9.1(c)(2), shall be deemed equal to the amount that would be payable if the taxable period ended on the Closing Date (except that exemptions, allowances and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis); and

(2) in the case of Taxes that are imposed on a periodic basis and measured by the amount, value or level of any item, shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

Section 9.2 Cooperation.  Each Party shall, and shall cause its Affiliates to, provide to the other Parties such cooperation, documentation and information relating to the Transferred Operations or any Transferred Asset or Assumed Liability as either of them reasonably may request in:  (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or an indemnity obligation under this Article IX or a right to refund of Taxes, (iii) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority or (iv) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period.  Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes relating to the Transferred Operations and Transferred Assets and Assumed Liabilities for Tax periods beginning before the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns.  Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other

Parties reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.  Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

Section 9.3 Contest Provisions.  Each of Purchaser and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened audits or assessments with respect to Taxes for which such other Party (or such other Party’s Affiliates) may be liable hereunder.  If a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, Seller (if the claim for Taxes that are Excluded Taxes exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Purchaser (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”).  In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party” shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld).  The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and that are not Excluded Taxes.

Section 9.4 Transfer Taxes.  (a)  All Transfer Taxes that are payable or that arise as a result of the consummation of the purchase and sale of the Transferred Assets or the assumption of the Assumed Liabilities contemplated by this Agreement (including any such Transfer Taxes from any subsequent increase in consideration) shall be borne equally by Purchaser and Seller.  Purchaser and Seller shall cooperate in the timely completion and filing of any Tax Returns that must be filed in connection with any such Transfer Taxes.  Such Tax Returns shall be prepared consistent with the Allocation Statement pursuant to Section 3.3(a).  Purchaser shall pay to Seller Purchaser’s share of all Transfer Taxes required to be paid by Seller under Applicable Law, if any, at least two (2) Business Days prior to the due date for payment of the relevant Transfer Tax.

(b) Purchaser shall have the right to seek a refund of any and all Transfer Taxes for which it is responsible pursuant to this Section 9.4 at its own expense.  If so requested, Seller shall cooperate in good faith with Purchaser in seeking such refund.

Section 9.5 Coordination.  Notwithstanding anything in this Agreement to the contrary, (i) in the event there is a conflict between this Article IX and any provision contained in any other article of this Agreement, this Article IX shall control and (ii) the procedures relating to any claims for Taxes shall be governed by this Article IX and Sections 12.4 and 12.5 shall not apply.

Section 9.6 Tax Treatment of Payments.  Purchaser, Seller and their respective Affiliates shall treat any and all payments under this Article IX or Article XII as an adjustment to the Purchase Price for Tax purposes to the extent permitted by Applicable Law.

Section 9.7 Limitations and Survival.  Notwithstanding anything in this Agreement to the contrary, the indemnification provisions of Section 9.1 are not subject to the limitations of Article XII and shall survive the Closing until the expiration of the applicable statutes of limitation.

Section 9.8 No Double Recovery.  For the avoidance of doubt, neither Purchaser nor Seller shall be entitled to receive indemnification from the other in respect of all or any portion of any Loss more than once, in each case, whether proceeding under this Article IX or Article XII.

ARTICLE X

CLOSING CONDITIONS

Section 10.1 Conditions to Obligations of Each Party to Close.  The respective obligations of each Party to effect the transactions contemplated by this Agreement are subject to the satisfaction or, where legally permitted, waiver by such Party, prior to or at the Closing, of each of the following conditions:

(a) No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.

(b) All Regulatory Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early.

Section 10.2 Conditions to Obligation of Seller to Close.  The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in sole discretion of Seller), prior to or at the Closing, of each of the following conditions:

(a) All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b) Each of the representations and warranties of Purchaser contained in Article VI shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date; and (ii) where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this clause (ii) any qualification in the text of the relevant representation or warranty as to materiality or material adverse effect).

(c) Seller shall have received at the Closing a certificate dated as of the Closing Date and validly executed on behalf of Purchaser by Purchaser’s Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Section 10.2(a) and Section 10.2(b) have been satisfied.

(d) Purchaser shall have delivered the items set forth in Section 4.2(b).

Section 10.3 Conditions to Obligation of Purchaser to Close.  Purchaser’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Purchaser’s sole discretion), prior to or at the Closing, of each of the following conditions:

(a) All of the covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b) (i) Each of the representations and warranties of Seller contained in Sections 5.1, 5.2, 5.4(ii), 5.8 (second sentence) and 5.21 shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date; (ii) the representations and warranties of Seller contained in Section 5.15 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date; and (iii) each of the other representations and warranties of Seller contained in Article V shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall be true and correct as of such particular date, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding for purposes of this clause (iii) any qualification in the text of the relevant representation or warranty as to materiality or Material Adverse Effect).

(c) Since the date of this Agreement, there shall not have occurred any fact, event or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Seller by Seller’s Chief Operating Officer certifying that the conditions specified in Section 10.3(a) and Section 10.3(b) have been satisfied.

(e) Purchaser shall have received the proceeds of the Acceptable Financing.

(f) Seller shall have delivered the items set forth in Section 4.2(a).

(g) None of the Regulatory Approvals shall have resulted in the imposition of any Burdensome Condition.

Section 10.4 Frustration of Closing Conditions.  Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s or its respective Affiliates’ failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE XI

TERMINATION

Section 11.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Purchaser and Seller;

(b) by Purchaser or Seller if (i) any Governmental Entity that must grant a Regulatory Approval has denied such Regulatory Approval, and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless, in either case, such denial of approval or issuance of such order arises out of, or results from, a material breach by the Party (or any Affiliate of such Party) seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such Party (or any Affiliate of such Party) in this Agreement;

(c) by Purchaser or Seller, if the Closing shall not have occurred on or before the Outside Date; unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the Party (or any Affiliate of such Party) seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such Party (or any Affiliate of such Party) in this Agreement;

(d) (i) by Purchaser, if Seller has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 10.3(a) or Section 10.3(b) to not be satisfied, and such breach is not cured within forty-five (45) days following written notice to Seller or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, or (ii) by Seller, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties contained in this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 10.2(a) or Section 10.2(b) to not be satisfied, and such breach is not cured within forty-five (45) days following written notice to Purchaser or cannot, by its nature, be cured prior to the Outside Date; provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by Seller at any time after September 30, 2014 if Purchaser has not obtained the Acceptable Financing.

Section 11.2 Termination Fee(a).  (a)  Purchaser shall promptly, and in any event within two (2) Business Days, pay to Seller $2,000,000 (the “Termination Fee”) in cash in the event that this Agreement is terminated by:

(1) Seller pursuant to Section 11.1(e);

(2) Seller or Purchaser pursuant to Section 11.1(b)(i) (if the failure to obtain any Regulatory Approval was attributable to the failure of Purchaser to obtain sufficient financing to satisfy applicable regulatory capital requirements and not to the imposition of a Burdensome Condition or other action of the Governmental Entity unrelated to the absence of Acceptable Financing and at such time Purchaser has not obtained the Acceptable Financing); or

(3) Seller or Purchaser pursuant to Section 11.1(c) (if at such time Purchaser has not obtained the Acceptable Financing and the only conditions to closing not then satisfied are Section 10.1(b) (if the failure to obtain any Regulatory Approval was attributable to the failure of Purchaser to obtain sufficient financing to satisfy applicable regulatory capital requirements and not to the imposition of a Burdensome Condition or other action of the Governmental Entity unrelated to the absence of Acceptable Financing) or Section 10.3(e));

it being understood that in no event shall Purchaser be required to pay the Termination Fee on more than one (1) occasion.

(b) In light of the difficulty of accurately determining actual damages with respect to a termination of this Agreement under Section 11.1(b), Section 11.1(c) and Section 11.1(e), the payment of the Termination Fee in accordance with Section 11.2, which constitutes a reasonable estimate of the monetary damages that will be suffered by Seller by reason of any such termination of this Agreement, shall be in full and complete satisfaction of any and all monetary damages of any of Purchaser, any of its Affiliates, any financing source or any of their respective past, present or future directors, officers, employees, incorporators, members, managers, partners, shareholders, parents, agents, attorneys or representatives (each a “Purchaser Related Party”), arising out of or related to this Agreement and the transactions contemplated hereby, and shall be the sole and exclusive remedy of Seller and any of its Affiliates, or any of its or their past, present or future directors, officers, employees, incorporators, members, managers, partners, shareholders, parents, agents, attorneys or representatives (each, a “Seller Related Party”) against Purchaser or any Purchaser Related Party relating thereto, and upon payment of the Termination Fee, none of Purchaser or any Purchaser Related Party shall have any further liability or obligation to Seller or any Seller Related Party relating to or arising out of this

Agreement or the transactions contemplated hereby or any claims or actions under Applicable Law arising out of any such breach or termination of this Agreement.

Section 11.3 Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Purchaser, any of their respective Affiliates or any of the officers, directors or stockholders of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) the confidentiality provisions of Section 7.5, Section 11.2, this Section 11.3 and Article XII shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser nor Seller shall be relieved or released from any Liabilities or damages arising out of its willful and material breach of this Agreement prior to such termination.

ARTICLE XII

SURVIVAL; INDEMNIFICATION

Section 12.1 Survival.  The representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing for the period set forth in this Section 12.1.  All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate on the eighteen (18)-month anniversary of the Closing Date, except that (a) the representations and warranties contained in Section 5.1, Section 5.2, Section 5.4(ii), Section 5.15, Section 5.21, Section 6.1, Section 6.2, Section 6.4(ii) and Section 6.9 (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations (each such specified period, a “Survival Period”). The agreements and covenants contained in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing in accordance with their terms.  For the avoidance of doubt, any agreement or covenant contained in this Agreement which by its terms is to be fully performed as of the Closing and all claims with respect thereto shall terminate as of the Closing.  In the event notice of any claim for indemnification under this Article XII has been given (within the meaning of Section 12.4) within the applicable Survival Period, the representations and warranties or agreements and covenants that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

Section 12.2 Indemnification by Seller.  (a) Subject to Section 12.1 and notwithstanding anything to the contrary contained in this Agreement, Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Purchaser, and its Affiliates and their respective successors and permitted assigns, and their respective directors, officers, employees, agents, and representatives, each solely in their capacity as such (the “Purchaser Indemnified Parties”) from, against and in respect of any damages, losses, charges, disbursements, Liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, and costs and expenses (including reasonable legal and other out-of-pocket costs and expenses) (collectively, “Losses”)

directly or indirectly imposed upon, sustained, incurred or suffered by, any of the Purchaser Indemnified Parties, to the extent relating to or arising out of:

(1) any breach of any representation or warranty made by Seller in this Agreement in each case without giving effect to any “Material Adverse Effect,” “materiality” contained in such representations and warranties for purposes of determining whether a breach has occurred;

(2) any breach of any covenant or agreement of Seller contained in this Agreement;

(3) any Credit Losses in respect of the Transferred Loans, subject to the limitations set forth on Schedule II; or

(4) any of the Excluded Liabilities.

(b) Seller shall not be liable to the Purchaser Indemnified Parties for (i) any Losses with respect to the matters contained in Section 12.2(a)(1) or Section 12.2(a)(2) for any individual claim (or group of directly related claims) less than fifty thousand dollars ($50,000) (each, a “de minimis loss”), (ii) any Losses with respect to the matters contained in Section 12.2(a)(1) unless the Losses therefrom exceed an aggregate amount equal to one hundred thousand dollars ($100,000) (the “Deductible”) (excluding such de minimis loss described in clause (i) herein), and then only for Losses in excess of the Deductible and up to an aggregate amount equal to six million dollars ($6,000,000) (the “Cap”) or (iii) any Losses arising after the expiration of the two- (2)-year period following the Closing Date with respect to the matters contained in Section 12.2(a)(4) to the extent such Losses relate to or arise out of matters described in Section 2.2(b)(1), provided that any Losses arising from matters first identified or discovered by Purchaser prior to the expiration of such two (2)-year period, regardless of when ultimately realized, shall not be subject to the limitation set forth in this clause (iii); provided, further, that the limitations in this clause (b) shall not apply to any Losses based upon or resulting from any inaccuracy in or breach of any Fundamental Representation made by Seller or to any Losses arising from fraud.

Section 12.3 Indemnification by Purchaser.  (a) Subject to Section 12.1 and notwithstanding anything to the contrary contained in this Agreement, Purchaser hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller, any of its Affiliates, and their respective successors and permitted assigns, and their respective directors, officers, employees, agents, and representatives, each solely in their capacity as such (the “Seller Indemnified Parties” and collectively, with the Purchaser Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any Losses directly or indirectly imposed on, sustained, incurred or suffered by, any of the Seller Indemnified Parties, to the extent relating to or arising out of:

(1) any breach of any representation or warranty made by Purchaser in this Agreement in each case without giving effect to any “Material Adverse

Effect,” “materiality” contained in such representations and warranties for purposes of determining whether a breach has occurred;

(2) any breach of a covenant or agreement of Purchaser contained in this Agreement;

(3) any (i) IRAs in Assumed Deposits that Seller has delegated to Purchaser pursuant to Section 7.8(c) or (ii) Unreplaced Letters of Credit that Purchaser has acquired and assumed pursuant to Section 7.9(c); or

(4) any of the Assumed Liabilities or the conduct of the Transferred Operations after the Effective Time (to the extent not giving rise to a right to receive indemnification from Seller hereunder).

(b) Purchaser shall not be liable to the Seller Indemnified Parties for (i) any de minimis loss with respect to the matters contained in Section 12.3(a)(1) or Section 12.3(a)(2) or (ii) any Losses with respect to the matters contained in Section 12.3(a)(1) unless the Losses therefrom exceed an aggregate amount equal to the Deductible (excluding such de minimis loss described in clause (i) herein), and then only for Losses in excess of the Deductible and up to an aggregate amount equal to the Cap; provided, however, that the limitations in this clause (b) shall not apply to any Losses based upon or resulting from any inaccuracy in or breach of any Fundamental Representation made by Purchaser or to any Losses arising from fraud.

Section 12.4 Third-Party Claim Indemnification Procedures.  (a)  In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder, other than those relating to Taxes (which are the exclusive subject of Article IX), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly notify the Indemnifying Party in writing of such Third-Party Claim, the amount or the estimated amount of the claimed Loss constituting such Third-Party Claim thereunder to the extent then ascertainable, any other remedy sought thereunder, and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have twenty (20) days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to assume the defense of the Indemnified Party against such Third-Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense with counsel reasonably acceptable to the Indemnified Party.  Once the Indemnifying Party has duly assumed the defense of a Third-Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing and at its own expense; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate, (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary or advisable, (iii) the amount of potential damages exceeds the amount that is available for indemnification hereunder, after taking into account all other claims made or reasonably anticipated, or (iv) the Indemnifying Party ceases to diligently defend the Third-Party Claim; provided, further, that the Indemnifying Party shall not be required to pay for more than one (1) such counsel for all Indemnified Parties in connection with any single Third-Party Claim, other than local counsel.  In the event of any of (i) - (iv) in the preceding sentence, or in the event the claim involves the seeking of non-monetary relief which, if granted, could reasonably be expected to materially and adversely affect the business of the Indemnified Party or its Affiliates, the Indemnified Party shall have the right at his or its own expense to take over the defense of the applicable Third-Party Claim; provided, however, that the Indemnifying Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) in the reasonable opinion of counsel to the Indemnifying Party, a conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary or advisable or (ii) the Indemnified Party ceases to diligently defend the Third-Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Party shall be required to any proposed settlement that involves only the payment of money by the Indemnifying Party and does not impose injunctive or other non-monetary relief against any Indemnified Party, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from Liability to all Indemnified Parties with respect to such claim and does not include any admission of culpability by any Indemnified Party.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim and that all legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party.  The Indemnified Party shall not settle a Third-Party Claim without the consent of the Indemnifying Party unless such settlement, compromise or judgment fully and finally releases the Indemnifying Party in writing from all claims without any consideration being payable by the Indemnifying Party or any admission of culpability by the Indemnifying Party.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing such access to each other’s relevant business records and other documents, and employees as is reasonably necessary in connection with such defense.

(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 12.5 Direct Claims.  If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim, the nature of the remedy sought and if the remedy consists of damages, the amount or the estimated amount of the claimed Loss constituting such Direct Claim to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim) and, to the extent practicable, any other material details pertaining thereto. The Indemnifying Party shall have a period of twenty (20) days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such twenty (20)-day period, the Indemnifying Party will be deemed to have accepted the Direct Claim.  If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

Section 12.6 Adjustments to Losses.  (a)  In calculating the amount of any Loss, the cash proceeds actually received by the Indemnified Party or any of its Affiliates under any third-party insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person (net of any deductibles, costs or expenses incurred in receiving or realizing such proceeds), in each case relating to the Third-Party Claim or Direct Claim, shall be deducted.  In the event that an Indemnified Party has any rights against a third party with respect to any Loss that results in a payment by an Indemnifying Party under this Article XII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss related to any such Direct Claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise reasonably cooperate in the prosecution of such claims.

(b) In calculating the amount of any Loss for which Purchaser is entitled to indemnification hereunder, the amount of any reserve or other negative provision reflected in the Final Closing Statement related to such Loss shall be deducted.

Section 12.7 Reimbursement.  If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article XII, the Indemnified Party shall promptly (and in any event, no later than ten (10) Business Days after receipt of such recovery) remit to the Indemnifying Party the excess (if any)

of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of any deductibles, costs or expenses incurred in receiving or realizing such amount from the third party), less (ii) the full amount of Loss.

Section 12.8 Payments.  The Indemnifying Party shall pay all amounts payable pursuant to this Article XII, by wire transfer of immediately available funds, promptly (and in any event within two (2) Business Days) following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes any or all of the Loss, in which event it shall promptly so notify the Indemnified Party in writing and shall promptly (and in any event within two (2) Business Days) pay the undisputed portion of such Loss; provided that if the Indemnifying Party does not dispute any or all of the Loss in writing within five (5) Business Days of receipt of such bill and back-up documentation, the Indemnifying Party shall be deemed to not dispute such Loss.  In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than two (2) Business Days following any final determination of such Loss and the Indemnifying Party’s Liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered an order or judgment, or (iii) an arbitration or like panel shall have rendered a determination with respect to disputes the parties have agreed to submit thereto.

Section 12.9 Consequential Damages.  In no event shall either Party hereto be entitled to special, consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement, except to the extent resulting from a settlement or court award in connection with a claim or action brought by a third party.

Section 12.10 Remedies Exclusive.  Except as otherwise specifically provided herein or in the case of fraud, intentional misconduct or willful breach, the remedies provided in this Article XII shall be the exclusive remedies of the Parties from and after the Closing in connection with any breach of a representation or warranty, or non-performance, partial or total, of any covenant or agreement contained herein; provided that for the avoidance of doubt the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Entire Agreement; Amendment.  All Exhibits (attached hereto and as executed) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement.  This Agreement, together with the Exhibits and Schedules hereto, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the Parties, oral or written, with respect to the subject matter hereof) and there are no agreements, representations, or warranties that are not set forth herein.  This Agreement may not be amended or revised except by a writing signed by Seller and Purchaser.

Section 13.2 Reserved.

Section 13.3 Binding Effect; Assignment; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.  This Agreement and all rights or obligations hereunder may not be assigned by any Party except by prior written consent of the other Parties.  Any attempted or purported assignment in violation hereof shall be null and void.  The Parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties, except as expressly provided in Article XII.

Section 13.4 Specific Performance.  The Parties acknowledge and agree that (i) monetary damages could not adequately compensate any Party in the event of a breach of this Agreement by any other Party; (ii) the non-breaching Party would suffer irreparable harm in the event of such a breach; and (iii) the non-breaching Party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy to prevent breaches of this Agreement and for the enforcement hereof.  The Parties agree not to seek, and agree to waive, any requirement for the securing or posting of a bond or other security in connection with the Party’s seeking or obtaining any relief pursuant to this Section 13.4.   Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that Seller shall not be entitled to enforce specifically the obligations of Purchaser to effect the Closing unless all of the conditions set forth in Section 10.1 and Section 10.3 shall have been satisfied or waived, including, for the avoidance of doubt, Section 10.3(e).

Section 13.5 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.  The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 13.6 Notices.  All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by facsimile transmission or e-mail confirmed in writing within two (2) Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to Seller, addressed to:

Banco Popular North America
120 Broadway
New York, New York 10271

Attention:  Matthew S. Ford, Esq.
Facsimile:  (212) 417-6602
E-mail:  mford@bpop.com

with a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Attention:  Donald J. Toumey, Esq. and Melissa Sawyer, Esq.
Facsimile:  (212) 558-3588
E-mail:  toumeyd@sullcrom.com and sawyerm@sullcrom.com

and if to Purchaser, addressed to:

Banc of California, National Association
18500 Von Karman Ave., Suite 1100
Irvine, California  92612
Attention:  Chief Executive Officer
Facsimile:  (949) 336-2431
E-mail:  sugarman@bancofcal.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Matthew M. Guest, Esq.
Facsimile:  (212) 403-2341
E-mail:  MGuest@wlrk.com

Notice shall be effective upon actual receipt thereof.  Any Party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other Parties in the manner provided above for giving notice.

Section 13.7 Provisions Separable.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 13.8 Expenses.  Except as otherwise expressly set forth herein, all fees and expenses payable in connection with the preparation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be the sole Liability of the Party incurring such expense.

Section 13.9 Reserved.

Section 13.10 Waivers, Delays or Omissions.  Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law except as otherwise specifically provided in Article XII hereof.  Notwithstanding any provision set forth herein, no Party shall be required to take any action or refrain from taking any action that would cause it to violate any Applicable Law.

Section 13.11 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANOTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES CONTEMPLATED HEREBY.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS, EXCEPT AS MAY BE REQUIRED BY LAW.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 13.12 Governing Law; Consent to Jurisdiction.  The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.  EACH PARTY HERETO, TO THE

EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (AND EACH AGREES THAT NO SUCH ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS SHALL BE BROUGHT BY IT OR ANY OF ITS AFFILIATES EXCEPT IN SUCH COURTS).  EACH PARTY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN OR PERSONAL JURISDICTION OFANY OF SUCH COURTS OR THAT ANY OF SUCH COURTS ARE AN INCONVENIENT FORUM AND AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING WILL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 13.6.

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IN WITNESS WHEREOF, each of the Parties has caused this Purchase and Assumption Agreement to be duly executed as an instrument under seal by its officer thereunto duly authorized as of the date first above written.

BANCO POPULAR NORTH AMERICA

By: /s/ Carlos J. Vazquez
Name: Carlos J. Vazquez
Title: President

BANC OF CALIFORNIA, NATIONAL ASSOCIATION

By: /s/ Steven A. Sugarman
Name: Steven A. Sugarman
Title: Chief Executive Officer